Use these links to rapidly review the document

Exhibit 2.2(a)

APPENDIX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FEDERAL STREET ACQUISITION CORP.,
AGILITI, INC.,
UMPIRE SPAC MERGER SUB, INC.,
UMPIRE CASH MERGER SUB, INC.,
AGILITI HOLDCO, INC.,
IPC/UHS CO-INVESTMENT PARTNERS, L.P.
(solely in its capacity as a Majority Stockholder),
IPC/UHS, L.P.
(solely in its capacity as a Majority Stockholder and
as the Stockholders' Representative), and
UMPIRE EQUITY MERGER SUB, INC.,
(solely for purposes of Sections 1.6 and 9.12)
Dated as of December 19, 2018

ii

iii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B.1	Accounting Principles
Exhibit B.2	Illustrative Example of Working Capital
Exhibit C	Form of Company Letter of Transmittal
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Director Nomination Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Indebtedness for Borrowed Money
Exhibit H	Form of Exchange Agent Agreement
Exhibit I	Form of Tax Receivable Agreement
Exhibit J	Form of PubCo Amended and Restated Articles of Incorporation
Exhibit K	Form of PubCO Amended and Restated Bylaws

AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated December 19, 2018 (this "Agreement"), is made and entered into by and among FEDERAL STREET ACQUISITION CORP., a Delaware corporation ("Parent"), AGILITI, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent ("PubCo"), UMPIRE SPAC MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of PubCo ("Parent Merger Sub"), UMPIRE CASH MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent Merger Sub ("Company Merger Sub" and together with Parent Merger Sub, the "Merger Subs", and the Merger Subs together with PubCo and Parent, the "Parent Parties"), AGILITI HOLDCO, INC. (f/k/a UHS Holdco, Inc.), a Delaware corporation (the "Company"), solely in their capacities as the Majority Stockholders, IPC/UHS, L.P ("IPC"), and IPC/UHS Co-Investment Partners, L.P., each a Delaware limited partnership (collectively, the "Majority Stockholders"), solely in its capacity as the Stockholders' Representative pursuant to Section 9.14 hereof, IPC (the "Stockholders' Representative"), and, solely for Sections 1.6 and 9.12, UMPIRE EQUITY MERGER SUB, INC., a Delaware corporation ("Company Equity Merger Sub"). The Parent Parties and the Company are sometimes individually referred to in this Agreement as a "Party" and collectively as the "Parties". Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

        WHEREAS, the Parties, together with Company Equity Merger Sub, entered into that certain Agreement and Plan of Merger, dated as of August 13, 2018 (the "Original Agreement");

        WHEREAS, the Parties, together with Company Equity Merger Sub, desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein;

        WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the "DGCL"), (a) Parent Merger Sub shall merge with and into Parent, with Parent surviving such merger (the "Parent Merger"), (b) immediately after the Parent Merger, Company Merger Sub shall merge with and into the Company, with the Company surviving such merger (the "Company Merger", and together with the Parent Merger, the "Mergers") and (c) immediately after the Mergers, PubCo shall contribute its Company stock to Parent (the "Contribution"). As a result of the Mergers and the Contribution, Parent shall become a wholly-owned Subsidiary of PubCo, the Company will become a wholly-owned Subsidiary of Parent, and PubCo will become a publicly traded company;

        WHEREAS, the board of directors of Parent has (a) determined that it is advisable for Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent's performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Parent Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

        WHEREAS, the board of directors of each of PubCo, Parent Merger Sub and Company Merger Sub has unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for PubCo, Parent Merger Sub and Company Merger Sub, respectively, to enter into this Agreement and the Ancillary Agreements;

        WHEREAS, Parent, as the sole stockholder of PubCo, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements by its execution and delivery of this Agreement and pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of PubCo;

        WHEREAS, PubCo, as the sole stockholder of Parent Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements by its execution and delivery of this Agreement and pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of Parent Merger Sub;

        WHEREAS, Parent Merger Sub, as the sole stockholder of Company Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, and the transactions contemplated by this Agreement and the Ancillary Agreements by its execution and delivery of this Agreement and pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of Company Merger Sub;

        WHEREAS, the board of directors of the Company has (a) determined that it is advisable for the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company's performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Company Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

        WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide the holders of its Class A Common Stock sold as part of the units in Parent's initial public offering (the "Offering Shares") the opportunity to elect to have such shares of Class A Common Stock redeemed for the consideration provided in, and on the terms and subject to the conditions and limitations set forth in, Parent's Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the "Offer");

        WHEREAS, as a condition to and inducement to the Company's willingness to enter into this Agreement, simultaneously with the execution of the Original Agreement, Parent Sponsor entered into a voting agreement with the Company on August 13, 2018 (the "Parent Sponsor Voting Agreement");

        WHEREAS, as a condition to and inducement to the Parent Parties' willingness to enter into this Agreement, simultaneously with the execution of the Original Agreement, the Majority Stockholders and certain other stockholders of the Company entered into a voting and transaction support agreement with PubCo on August 13, 2018 (the "Company Stockholder Voting Agreement");

        WHEREAS, pursuant to the Organizational Documents of Parent, shares of Parent Class F Stock shall automatically convert into shares of Parent Common Stock upon a Business Combination; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

 ARTICLE I

THE MERGER

        Section 1.1    The Mergers and Contribution.

          (a)    The Parent Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Parent Merger Sub will merge with and into Parent at the Parent Effective Time. Following the Parent Merger, the separate corporate existence of Parent Merger Sub will cease and Parent will continue as the surviving corporation in the Parent Merger (the "Parent Surviving Subsidiary") and as a wholly-owned Subsidiary of PubCo.

          (b)    The Company Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, immediately after the Parent Effective Time, Company Merger Sub shall merge with and into the Company, with the Company surviving such merger. Following the Company Merger, the separate corporate existence of Company Merger Sub will cease. The Company will continue as the surviving corporation in the Company Merger (the "Company Surviving Subsidiary" and together with the Parent Surviving Subsidiary, the "Surviving Subsidiaries"), provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term "Parent Parties" for purposes of this Agreement.

          (c)    The Contribution.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, immediately after the Effective Time, PubCo shall transfer all of its directly held shares of the Company Common Stock to Parent, and as a consequence thereof, the Company will become a wholly-owned Subsidiary of Parent.

        Section 1.2    Effective Time.     Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties (a) shall cause the Parent Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the "Parent Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) shall cause the Company Merger to be consummated immediately after consummation of the Parent Merger by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the "Company Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Mergers. The Parent Merger will be effective at such time as the Parties duly file the Parent Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Parent Certificate of Merger (the time the Parent Merger becomes effective being the "Parent Effective Time"). The Company Merger will be effective at such time as the Parties duly file the Company Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Company Certificate of Merger (the time the Company Merger becomes effective being the "Effective Time"). The Contribution will occur and be effective immediately after the Effective Time.

        Section 1.3    Effects of the Mergers.     The Mergers will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the respective effective times of the Mergers, all property, rights, privileges, immunities, powers and franchises of Parent Merger Sub and the Company Merger Sub will vest in the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Parent Merger Sub and the Company Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively.

        Section 1.4    Governing Documents.     At the Effective Time, (i) the articles of incorporation of PubCo shall be amended and restated in substantially the form of Exhibit J, (ii) the bylaws of PubCo shall be amended and restated in substantially the form of Exhibit K and (iii) PubCo shall cause the Organizational Documents of (a) the Parent Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Parent Merger Sub, and (b) the Company Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of the Company Merger Sub, in each case as in effect immediately prior to the Effective Time.

        Section 1.5    Directors and Officers.

          (a)   Immediately prior to the Parent Effective Time, the individuals designated as the directors and officers of PubCo as set forth in Section 1.5 of the Parent Disclosure Schedule, together with any other individuals Parent may agree to designate as directors prior to Closing, will become the directors and officers of PubCo and will remain the directors and officers of PubCo until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

          (b)   At the Effective Time, the individuals designated as the respective directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule, together with any other individuals Parent may agree to designate as directors prior to Closing, will become the directors and officers of the Parent Surviving Subsidiary and the Company Surviving Subsidiary and will remain the directors and officers of such Surviving Subsidiary after the Mergers, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

        Section 1.6    Company Equity Merger Sub.     Company Equity Merger Sub is no longer a party to this Agreement.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

        Section 2.1    Closing Date Statements.

          (a)   Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent:

              (i)  a statement, signed by the Chief Financial Officer of the Company, which sets forth the (i) name of each Company Stockholder of record on the books and records of the Company, (ii) number of shares of Company Common Stock owned by each such Company Stockholder, (iii) name of each holder of Options and/or RSUs, (iv) number of Options and/or RSUs owned by each holder of Options and/or RSUs, and the exercise price (with respect to Options) payable with respect thereto, and (v) Aggregate Option Exercise Price;

             (ii)  a statement (the "Closing Date Financial Certificate"), signed by the Chief Financial Officer of the Company, which sets forth a good faith estimate of (i) the Cash and Cash Equivalents as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Estimated Closing Cash"), (ii) the Net Working Capital as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Estimated Closing Net Working Capital") and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, (iii) the Company Transaction Expenses as of immediately prior to the Closing (the "Estimated Closing Company Transaction Expenses"), and (iv) the Reimbursed Transaction Expenses as of 11:59 p.m. Central Prevailing Time on the Reference Date, in each case with reasonable supporting detail; and

            (iii)  a statement (the "Closing Date Indebtedness Statement"), signed by the Chief Financial Officer of the Company, which sets forth with respect to each debt facility and payee, the Indebtedness of the Company and the Company Subsidiaries as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Estimated Closing Indebtedness").

          (b)   Parent shall be entitled to review and comment upon the Closing Date Financial Certificate and Closing Date Indebtedness Statement delivered by the Company pursuant to this Section 2.1, and the Company shall consider Parent's comments thereto in good faith.

        Section 2.2    Calculation of the Merger Consideration.

          (a)   Calculation of Merger Consideration. When used herein, the "Merger Consideration" means the result equal to:

              (i)  $1,440,000,000;

             (ii)  plus the Estimated Net Working Capital Surplus, if any;

            (iii)  plus the lesser of (A) the Estimated Closing Cash and (B) $8,000,000.00 (such lesser amount, the "Estimated Closing Cash Payment");

            (iv)  plus the Tail Premium, to the extent paid by a Group Company prior to 11:59 p.m. Central time on the Reference Date;

             (v)  plus the Reimbursed Transaction Expenses;

            (vi)  minus the Estimated Closing Indebtedness;

           (vii)  minus the Estimated Net Working Capital Deficit, if any;

          (viii)  minus the Estimated Closing Company Transaction Expenses;

            (ix)  minus the Administrative Expense Amount;

             (x)  minus the Escrow Amount.

        After the Effective Time, the Merger Consideration shall be subject to a Merger Consideration Adjustment pursuant to Section 2.12. Additionally, from and after the Closing, the Company shall pay, or cause to be paid when due, with respect to the Company Common Stock, the Options and the RSUs, any amounts payable pursuant to the terms and conditions of the Tax Receivable Agreement.

          (b)   The Merger Consideration shall consist of:

              (i)  an amount of cash equal to the Merger Consideration minus the Rollover Equity Value (such amount, the "Total Cash Value"); and

             (ii)  the PubCo Rollover Equity.

        Section 2.3    Payment of the Merger Consideration.

          (a)    Exchange Agent; Exchange Agent Fund.    At the Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders cash in an amount equal to the Cash Amount multiplied by the number of shares of Company Common Stock (other than shares of Company Common Stock described in Section 2.6(a)(ii) and any Company Dissenting Shares) issued and outstanding immediately prior to the Effective Time (following the contribution of the Named Executive Equity pursuant to Section 2.7(b)(iii) but prior to the consummation of the Company Merger).

          (b)   Any such cash deposited with the Exchange Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the "Exchange Agent Fund". The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement.

          (c)   Subject to Section 2.7(b) and Section 2.10, at the Closing, PubCo shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Common Stock (other than shares of Company Common Stock described in Section 2.6(a)(ii) and any Company Dissenting Shares) immediately prior to the Effective Time (following the contribution of the Named Executive Equity pursuant to Section 2.7(b)(iii) but prior to the consummation of the Company Merger), an amount of cash equal to the aggregate Cash Amount in respect of each share of Company Common Stock held by such Company Stockholder by wire transfer of immediately available funds to the account such Company Stockholder identified in the Company Letter of Transmittal for such Company Stockholder.

          (d)    Cash-Settled Option and RSU Consideration.    At the Effective Time, subject to Section 2.7(b), PubCo shall cause to be paid to UHS OpCo: (A) for the benefit of the holders of Cash-Settled Options, cash in an amount equal to the aggregate Option-Based Cash Merger Consideration and (B) for the benefit of the holders of RSUs, cash in an amount equal to the RSU-Based Cash Merger Consideration.

          (e)    Named Executive Sold Common Stock.    At the Effective Time, PubCo shall pay or cause to be paid to the Named Executives the amounts contemplated by Section 2.7(b)(i) in respect of the Named Executive Sold Common Stock.

        Section 2.4    Payment of Other Amounts at Closing.     At the Closing, PubCo shall:

          (a)   subject to Section 5.21, on behalf of the Company, pay or cause to be paid the aggregate amount of Indebtedness for Borrowed Money in the Closing Date Indebtedness Statement (as updated for any interest on such Indebtedness for Borrowed Money incurred after 11:59 p.m. Central Time on the Reference Date in accordance with this Agreement) payable on the Closing Date to such account or accounts as the Company specifies to Parent in the Closing Date Indebtedness Statement;

          (b)   on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the Estimated Closing Company Transaction Expenses;

          (c)   on behalf of the Parent Parties, pay or cause to be paid to such account or accounts as the Parent specifies to PubCo and the Company in writing, the aggregate amount of the Parent Transaction Expenses;

          (d)   deposit or cause to be deposited the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

          (e)   on behalf of the Equity Holders, pay or cause to be paid to the Stockholders' Representative the Administrative Expense Amount for deposit into the Administrative Expense Account.

        Section 2.5    Conversion of Parent Securities.     At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any of the following securities:

          (a)    Conversion of Parent Common Stock.    Each issued and outstanding share of Parent Common Stock, excluding shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares, will be canceled and convert automatically into one (1) share of PubCo Common Stock.

          (b)    Effect on Parent Warrants.    At the Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Parent Warrant Agreements, become exercisable for shares of PubCo Common Stock (or an equivalent portion thereof), and the rights and obligations of Parent under the Parent Warrant Agreements shall be assigned to and assumed by PubCo (such warrants, following the Effective Time, are referred to herein as the "PubCo Warrants"). Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants. At or prior to the Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of shares of PubCo Common Stock for delivery upon the exercise of such PubCo Warrants.

          (c)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Parent Common Stock held in the treasury of Parent and any shares of Parent Common Stock owned by any Subsidiary of Parent will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

          (d)    Equity Interests of Parent Merger Sub.    At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any shares of capital stock of Parent or Parent Merger Sub, each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Parent Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of the Parent Surviving Subsidiary.

        Section 2.6    Conversion of Company Securities.

          (a)    Company Merger.    At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any of the following securities:

            (i)    Conversion of Company Common Stock.    Subject to Section 2.7(b), each issued and outstanding share of Company Common Stock, excluding shares of Company Common Stock to be canceled pursuant to Section 2.6(a)(ii) and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive, (x) an amount in cash equal to the Per Share Amount; and (y) a contingent right, without interest, to a portion of the Escrow Amount, Administrative Expense Amount and any additional consideration received pursuant to Section 2.12, and (z) a right to receive any amounts payable pursuant to the Tax Receivable Agreement (clauses (y) and (z), the "Potential Post-Closing Consideration"), in each case to the extent payable to the applicable Company Stockholder in accordance with Section 2.3(a) and Section 2.10. For the avoidance of doubt, each Option and RSU shall be entitled to a contingent right to a portion of the Potential Post-Closing Consideration payable, without interest, to the applicable holder in accordance with Section 2.3(a), Section 2.3(d), Section 2.7, and/or Section 2.10, as applicable. To the extent the fractional amount of the Per Share Amount does not end in a whole cent, the aggregate cash consideration payable to each holder of shares of common stock of the Company Surviving Subsidiary pursuant to this Section 2.6(a)(i) shall be rounded up to the nearest whole cent.

            (ii)    Cancellation of Treasury Stock and Company-Owned Stock.    Each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by PubCo, Parent, or any Subsidiary of the Company, including the Named Executive Equity that is Common Stock, will be canceled automatically without conversion thereof and no payment or distribution of Merger Consideration or other consideration will be made with respect thereto.

            (iii)    Equity Interests of the Company Merger Sub.    At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or Company Merger Sub, each share of common stock of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) share of issued, fully paid and nonassessable share of common stock of the Company Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of Company Surviving Subsidiary.

        Section 2.7    Treatment of Equity Awards; Named Executive Equity.

          (a)    Company Stock Options.    Except as otherwise provided in Section 2.7(b) with respect to the Named Executive Equity, the treatment of Cash-Settled Options and Rollover Options shall be as follows:

            (i)    Cash-Settled Options.    The Company shall take all requisite action so that, at the Effective Time, by virtue of the Mergers and pursuant to the Stock Option Plan and the 2018 Stock Option Plan, without any action on the part of the holder thereof, each Optionholder's Cash-Settled Options that are outstanding pursuant to the Stock Option Plan or the 2018 Stock Option Plan or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be automatically cancelled and converted into the right to receive cash in an amount equal to: (x) the product of (1) the number of Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the portion of the Aggregate Option Exercise Price attributable to such Cash-Settled Options (the "Option-Based Cash Merger Consideration"), minus (z) the Applicable Withholding Amount. Prior to the Closing, the Company and the board of directors of the Company shall adopt resolutions and take such other actions as necessary or appropriate to implement the provisions of this Section 2.7(a)(i) and the Company shall otherwise take all actions necessary so that, at the Effective Time, all Cash-Settled Options under the Stock Option Plan and the 2018 Stock Option Plan that are outstanding as of immediately prior to the Effective Time shall have been terminated and extinguished without any ongoing liability to the Surviving Subsidiaries. For the avoidance of doubt, in the event that the per-share exercise price under any Cash-Settled Option is equal to or greater than the Per Share Amount, such Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Other than the Potential Post-Closing Consideration, payment pursuant to this Section 2.7(a) shall constitute the sole consideration payable in respect of the Cash-Settled Options. To the extent the fractional amount of the Per Share Amount does not end in a whole cent, the aggregate cash consideration payable to each Optionholder pursuant to this Section 2.7(a)(i) shall be rounded up to the nearest whole cent.

            (ii)    Rollover Options.    At the Effective Time, PubCo shall assume the Stock Option Plan and the 2018 Stock Option Plan and all outstanding Rollover Options following the transactions contemplated by Section 2.7(a)(i) and Section 2.7(b)(ii), such that, subject to Section 2.7(b)(iii), the Rollover Options will be assumed and converted into the right to receive fully-vested options in respect of shares of PubCo Common Stock, subject to adjustments in a manner consistent with the requirements of Section 409A of the Code and Section 424(a) of the Code. Such adjustments shall be made in a manner that does not reduce the Aggregate Spread Value of the Rollover Options. Any Rollover Options shall be rolled over in, and converted into, options on PubCo Common Stock in accordance with the following: (1) the new exercise price of each such Rollover Option (the "New Exercise Price") shall be the lesser of (x) the product of (i) the Reference Price multiplied by (ii) the ratio of the existing exercise price of such Rollover Option to the Per Share Amount and (y) the product of (i) the Reference Price multiplied by (ii) 25%, and (2) the number of new PubCo options to be granted from the Optionholder's Rollover Options shall be equal to the quotient of (i) the Aggregate Spread Value of such Rollover Options divided by (ii) the difference between the Reference Price and the New Exercise Price. The Stock Option Plan shall provide that holders of fractional options for PubCo Common Stock shall be entitled to receive in respect of each such fractional option an amount in cash equal to the product of (x) the amount of such fractional option (expressed as a percentage) multiplied by (y) the difference between the Reference Price and the New Exercise Price of such fractional option, and shall not be entitled to exercise such fractional option to purchase shares of PubCo Common Stock. Prior to Closing, the board of directors of the Company and PubCo shall adopt resolutions and take such other actions as necessary or appropriate to implement the provisions of this Section 2.7(a)(ii).

          (b)    Named Executive Equity.    Each Named Executive is party to an agreement with the Parent Parties, dated as of the date of the Original Agreement pursuant to which such Named Executive shall, notwithstanding anything in Section 2.6 or this Section 2.7 to the contrary, immediately prior to the Closing (prior to the consummation of the Company Merger), contribute its Named Executive Equity (other than RSUs) to PubCo, which contributed Named Executive Equity shall be treated as follows:

            (i)    Named Executive Sold Common Stock.    Each share of Named Executive Sold Common Stock will be entitled to receive the following: (x) an amount in cash equal to the Per Share Amount and (y) a right to a portion of the Potential Post-Closing Consideration, in each case to the extent payable to the applicable Company Stockholder in accordance with Section 2.3(a) and Section 2.10. Prior to the Effective Time (prior to the contribution of the Named Executive Equity pursuant to Section 2.7(b)(iii) and the consummation of the Company Merger) the Company shall take all actions necessary pursuant to its Organizational Documents, the Securityholders Agreement or otherwise to effect the transactions contemplated by this Section 2.7(b)(i) . To the extent the fractional amount of the Per Share Amount does not end in a whole cent, the aggregate cash consideration payable to the Named Executives pursuant to this Section 2.7b)(i) shall be rounded up to the nearest whole cent.

            (ii)    Named Executive Cash-Settled Options.    The Company shall take all requisite action so that, at the Effective Time, by virtue of the Mergers and pursuant to the Stock Option Plan and the 2018 Stock Option Plan, without any action on the part of the holder thereof, each Named Executive's Cash-Settled Options that are outstanding pursuant to the Stock Option Plan and the 2018 Stock Option Plan or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be automatically cancelled and converted into the right to receive cash in an amount equal to: (x) the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the portion of the Aggregate Option Exercise Price attributable to such Named Executive Cash-Settled Options (the "Named Executive Option-Based Cash Merger Consideration"), minus (z) the Applicable Withholding Amount. Prior to the Closing, the Company and the board of directors of the Company shall adopt resolutions and take such other actions as necessary or appropriate to implement the provisions of this Section 2.7(b)(ii) and the Company shall otherwise take all actions necessary so that, at the Effective Time, all Named Executive Cash-Settled Options under the Stock Option Plan and the 2018 Stock Option Plan that are outstanding as of immediately prior to the Effective Time shall have been terminated and extinguished without any ongoing liability to the Surviving Subsidiaries. For the avoidance of doubt, in the event that the per-share exercise price under any Named Executive Cash-Settled Option is equal to or greater than the Per Share Amount, such Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Other than the Potential Post-Closing Consideration, payment pursuant to this Section 2.7(b) shall constitute the sole consideration payable in respect of the Named Executive Cash-Settled

    Options. To the extent the fractional amount of the Per Share Amount does not end in a whole cent, the aggregate cash consideration payable to each Optionholder pursuant to this Section 2.7(b)(ii) shall be rounded up to the nearest whole cent.

            (iii)    Named Executive Rollover Equity.    PubCo shall assume all Named Executive Rollover Equity, such that the Named Executive Rollover Equity will be assumed and converted into the right to receive, (i) with respect to the Named Executive Rollover Equity that is Company Common Stock, shares of PubCo Common Stock equal to (A) the aggregate number of shares of such Company Common Stock multiplied by the Per Share Amount, divided by (B) the Reference Price and, (ii) with respect to the Named Executive Rollover Equity that are Options, fully-vested options in respect of shares of PubCo Common Stock (as applicable), in accordance with Section 2.7(a)(ii), subject to adjustments in a manner consistent with the requirements of Section 409A of the Code and Section 424(a) of the Code with respect to options. Prior to Closing, the Company, the board of directors of the Company and PubCo shall adopt resolutions and take such other actions as necessary or appropriate to implement the provisions of this Section 2.7(b)(iii).

          (c)    RSUs.    The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit issued by the Company ("RSU") that is outstanding pursuant to the Stock Option Plan or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Mergers and without any action on the part of the holder thereof, cancelled and converted into the right to receive from UHS OpCo, as promptly as reasonably practicable after the Effective Time: (i) cash in an amount equal to the product of (A) (1) the aggregate number of shares of Company Common Stock subject to such RSU multiplied by (2) the Per Share Amount (the "RSU-Based Cash Merger Consideration") minus (z) the Applicable Withholding Amount (with respect to all of the consideration payable pursuant to this Section 2.7(c)) in accordance with Section 2.11 and (ii) a contingent right to an applicable portion of the aggregate Potential Post-Closing Consideration payable pursuant to this Agreement. Other than the Potential Post-Closing Consideration, payment pursuant to this Section 2.7(c) shall constitute the sole consideration payable in respect of the RSUs. If the RSU-Based Cash Merger Consideration is less than the Applicable Withholding Amount on all consideration payable pursuant to this Section 2.7(c) in accordance with Section 2.11, the holder of such RSU shall pay to UHS OpCo in cash, or make arrangements satisfactory to UHS OpCo regarding the payment of the unpaid portion of the Applicable Withholding Amount. To the extent the fractional amount of the Per Share Amount does not end in a whole cent, the aggregate cash consideration payable with respect to such RSU pursuant to this Section 2.7(c) shall be rounded up to the nearest whole cent.

          (d)    Assumption of Stock Option Plan and 2018 Stock Option Plan.    Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7 and the other provisions of this Agreement applicable to the Options and RSUs under the Stock Option Plan and the 2018 Stock Option Plan, applicable award agreements thereunder, or otherwise, including providing all holders of Options and RSUs with any advance notice required under the Stock Option Plan and the 2018 Stock Option Plan and cooperating with PubCo in assuming the Stock Option Plan and the 2018 Stock Option Plan effective as of the Effective Time, so that, following the Effective Time, other than the Assumed Equity, there shall be no outstanding Options or RSUs (vested or unvested) or obligations or liabilities to the holders of Options and RSUs, other than (i) the payments and issuances of PubCo Common Stock and options to purchase PubCo Common Stock as set forth in this Section 2.7 and (ii) any Potential Post-Closing Consideration.

          (e)   Notwithstanding the above, any Potential Post-Closing Consideration shall be payable with respect to any Options, Company Common Stock and RSUs.

          (f)    All payments pursuant to Section 2.7 shall be made (without interest and net of the Applicable Withholding Amount) by or on behalf of UHS OpCo to holders of Options and RSUs, with the Applicable Withholding Amount applied in accordance with the Company's standard payroll practices.

        Section 2.8    Reserved.

        Section 2.9    Exchange Procedures for Parent Stockholders.

          (a)    Parent Exchange Fund.    At the Parent Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Parent Stockholders, evidence of book-entry shares representing a number of whole shares of PubCo Common Stock equal to the number of issued and outstanding shares of Parent Common Stock as of immediately prior to the Effective Time. Any such shares of PubCo Common Stock deposited with the Exchange Agent, shall be referred to as the "Parent Exchange Fund". The Parent Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.9, at the Closing, PubCo shall cause to be issued or paid from the Parent Exchange Fund to each Parent Stockholder that holds Parent Common Stock (other than shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number shares of PubCo Common Stock equal to the number of shares of Parent Common Stock held by such Parent Stockholder.

          (b)    Exchange Procedures.    Parent Stockholders who do not participate in the Offer shall be entitled to receive, subject to the terms and conditions of this Agreement, shares of PubCo Common Stock in respect of his, her or its shares of Parent Common Stock reflected in the register of the transfer agent for Parent Common Stock as of the Closing. Concurrently with the Closing, without any action of the Parent Stockholders, Parent shall cause the Exchange Agent to deliver to the transfer agent for the PubCo Common Stock and The Depository Trust Company book-entry shares representing the PubCo Common Stock issued to the Parent Stockholders who did not participate in the Offer. Each share of Parent Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive book-entry shares representing the PubCo Common Stock to which the applicable Parent Stockholder is entitled pursuant to this Article II.

          (c)    No Further Rights.    All shares of PubCo Common Stock paid upon the surrender of Parent Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Parent Common Stock and there shall be no further registration of transfers on the stock transfer books of the Parent Surviving Subsidiary of the shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Parent Common Stock shall cease to have any rights as stockholders of Parent, except as provided in this Agreement or by applicable Law.

          (d)    Dividends.    No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid with respect to any Parent Redeemed Shares. After the Parent Effective Time, each Parent Stockholder (other than with respect to the Parent Redeemed Shares) shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Parent Stockholder.

          (e)    Parent Redeemed Shares.    Any share of Parent Common Stock held by any Parent Stockholder that exercises redemption rights pursuant to the Offer (a "Parent Redeemed Share") shall be canceled and converted into the right to receive the consideration set forth in the Offer.

  The Parent Parties shall give the Stockholders' Representative prompt notice of the exercise of any redemption rights pursuant to the Offer.

        Section 2.10    Exchange Procedures for Company Stockholders.

          (a)    Payment Procedures.    Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver to each Company Stockholder entitled to receive consideration pursuant to Section 2.6(a), a letter of transmittal substantially in the form of Exhibit C attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the "Company Letter of Transmittal"), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article VI, in the event that at least one (1) Business Day prior to the Closing Date, a Company Stockholder has delivered to the Exchange Agent a duly executed and completed Company Letter of Transmittal, such Company Stockholder shall be entitled to receive on the Closing Date following the Effective Time, subject to the terms and conditions of this Agreement, the applicable portion of the Merger Consideration in respect of his, her or its shares of Company Common Stock referenced in such Company Letter of Transmittal. If a Company Stockholder does not so deliver such Company Letter of Transmittal at least one (1) Business Day prior to the Closing Date, such Company Stockholder shall be entitled to receive its respective portion of the Merger Consideration after the Closing Date and only after such Person delivers a duly executed and completed Company Letter of Transmittal to the Exchange Agent. Until surrendered as contemplated by this Section 2.10, each share of Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to this Article II.

          (b)    No Further Rights.    All Merger Consideration paid upon the surrender of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Common Stock and there shall be no further registration of transfers on the stock transfer books of the Company Surviving Subsidiary of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

          (c)    Changes in Parent Stock.    If at any time between the date of the Original Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class F Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Parent Merger, then the definition of Reference Price shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.10(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (d)    Fractional Shares.    Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of PubCo Common Stock shall be issued in exchange for Parent Common Stock, Company Common Stock, Options or RSUs. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Parent Common Stock, Company Common Stock, Options or RSUs who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PubCo Common Stock which such holder would otherwise be entitled to receive pursuant to this Article II. For the avoidance of doubt, the calculation of any cash in lieu of fractional shares to be paid pursuant to this Section 2.10(d) shall be made with respect to the aggregate shares of PubCo Common Stock, to which such holder of Parent Common Stock or Equity Holder would otherwise be entitled pursuant to this Agreement, and not with respect to the conversion of each share of Parent Common Stock or Company Common Stock, Options or RSUs, respectively. For illustrative purposes only, if, pursuant to this Agreement, an Equity Holder would be entitled to 1.5 shares of PubCo Common Stock in exchange for each share of Company Common Stock held by such Equity Holder, and such Equity Holder holds 11 shares of Company Common Stock, such Equity Holder would be entitled to cash in lieu of .5 shares of PubCo Common Stock (i.e., 16.5 minus 16).

          (e)    Dividends.    No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Company Stockholder.

          (f)    Company Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and PubCo shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.10, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give PubCo (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of PubCo, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company and the Stockholders' Representative shall (or shall cause their Affiliates to) enforce any contractual waivers that the Equity Holders have granted regarding appraisal rights that would apply to the Company Merger.

        Section 2.11    Withholding Rights.     Each of the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent or the Exchange Agent, as the case may be, such withheld amounts shall be paid to the appropriate taxing authority and will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

        Section 2.12    Adjustment to the Merger Consideration.

          (a)   The Merger Consideration shall be increased or reduced as set forth in Section 2.12(f) hereof. Any increase or decrease in the Merger Consideration pursuant to this Section 2.12 shall be referred to as a "Merger Consideration Adjustment". Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 2.12 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

          (b)   Within ninety (90) days after the Closing Date, PubCo shall prepare and deliver to the Stockholders' Representative a statement (the "Preliminary Closing Statement"), which sets forth PubCo's calculation of (i) the Net Working Capital as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Closing Net Working Capital"), (ii) the Cash and Cash Equivalents as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Closing Cash"), (iii) the Indebtedness of the Company and the Company Subsidiaries as of 11:59 p.m. Central Prevailing Time on the Reference Date (the "Closing Indebtedness"), and (iv) the Company Transaction Expenses as of immediately prior to the Closing (the "Closing Company Transaction Expenses"), along with reasonable supporting detail to evidence PubCo's calculations, explanations and assumptions for the calculation of such amounts.

          (c)   The Stockholders' Representative shall have a period of sixty (60) days after the date it receives the Preliminary Closing Statement from PubCo to deliver to PubCo written notice of the Stockholders' Representative's disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and any proposed adjustment to such item (a "Notice of Disagreement"). During the sixty (60) day period following the Stockholders' Representative's receipt of the Preliminary Closing Statement, PubCo shall (i) permit the Stockholders' Representative and its accountants to consult with the Company's officers and employees and PubCo's accountants as reasonable, and (ii) provide to the Stockholders' Representative and its accountants reasonable access during normal business hours and under reasonable circumstances to all relevant books and records and any work papers (including those of PubCo's accountants subject to the execution of appropriate agreements with PubCo's accountants) relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is received by PubCo, then the Preliminary Closing Statement (as revised in accordance with clauses (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date (A) on which the Stockholders' Representative and PubCo resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days following PubCo's receipt of a Notice of Disagreement, PubCo and the Stockholders' Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of PubCo and the Stockholders' Representative.

          (d)   If PubCo and the Stockholders' Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following PubCo's receipt of such Notice of Disagreement (or such longer period as PubCo and the Stockholders' Representative may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the dispute resolution group of Alvarez & Marsal Holdings, LLC, or (ii) in the event such professional services firm is (x) unable or unwilling to take such assignment or (y) not independent (due to such professional service firm having been engaged by either Party or any of their respective Affiliates in the past three (3) years), the dispute resolution group of a nationally recognized professional services firm mutually agreed upon by PubCo and the Stockholders' Representative or, if PubCo and the Stockholders' Representative cannot agree on a professional services firm within sixty (60) days after timely delivery of a Notice of Disagreement, each of PubCo and the Stockholders' Representative shall select a nationally recognized professional services firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized professional services firm that neither presently is, nor in the past three (3) years has been, engaged by either Party or any of their respective Affiliates. The "Accounting Firm" means either (x) the dispute resolution group of Alvarez & Marsal Holdings, LLC, (y) the professional services firm so agreed to by PubCo and the Stockholders' Representative, or (z) the third professional services firm so selected by the two (2) professional services firms, in each case in accordance with this Section 2.12(d). PubCo and the Stockholders' Representative shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. PubCo and the Stockholders' Representative shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. PubCo and the Stockholders' Representative shall instruct the Accounting Firm that, in resolving PubCo items in the Notice of Disagreement that are still in dispute and in determining the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by PubCo, on the one hand, or the Stockholders' Representative, on the other hand, or (B) less than the smallest value for such item assigned by PubCo, on the one hand, or the Stockholders' Representative, on the other hand, (ii) make its determination in accordance with the guidelines and procedures set forth in this Agreement and consistent with the Accounting Principles and a single written presentation submitted by each of PubCo and the Stockholders' Representative and a single written response of each of PubCo and the Stockholders' Representative to each such presentation so submitted (iii) render a final resolution in writing to PubCo and the Stockholders' Representative (which final resolution shall be requested by PubCo and the Stockholders' Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, and (iv) provide a written report to PubCo and the Stockholders' Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm's final determination. The fees and expenses of the Accounting Firm shall be allocated between PubCo, on the one hand, and the Stockholders' Representative (on behalf of the Equity Holders), on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of PubCo and the Stockholders' Representative bears to the amount actually contested by such Party.

          (e)   The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.12 upon the earliest of the (i) failure of the Stockholders' Representative to notify PubCo of a dispute within sixty (60) days after the Stockholders' Representative receives the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.12(c), by PubCo and the Stockholders' Representative, and (iii) resolution of all disputes, pursuant to Section 2.12(d), by the Accounting Firm.

          (f)    Within two (2) Business Days following the determination of the Final Closing Statement, the Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Company Transaction Expenses in accordance with Section 2.12(c) or Section 2.12(d), as applicable:

            (i)    if there is a Final Deficit, then PubCo shall be entitled to claim solely from the Escrow Fund an amount of cash equal to the lesser of (A) the remaining amount of the Escrow Fund, and (B) the Final Deficit, and PubCo and the Stockholders' Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to PubCo; and

            (ii)   if there is a Final Surplus, then PubCo shall pay to the Exchange Agent, on behalf of the Company Stockholders, and UHS OpCo, on behalf of the holders of Options and RSUs, an amount of cash equal to the lesser of (A) an amount equal to the Escrow Amount (which shall be paid by PubCo and not be paid from the Escrow Fund), and (B) such Final Surplus, which the Exchange Agent and UHS OpCo, as applicable, shall distribute to the Company Stockholders and the holders of Options and RSUs in accordance with their respective Pro Rata Percentages.

          (g)   All payments required under this Section 2.12 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s).

          (h)   If any amounts remain in the Escrow Fund after giving effect to the payments in Section 2.12(f), PubCo and the Stockholders' Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release to the Exchange Agent, on behalf of the Company Stockholders, and UHS OpCo, on behalf of the holders of Options and RSUs, an aggregate amount of cash equal to such remaining Escrow Fund, which the Exchange Agent and UHS OpCo, as applicable, shall distribute to the Company Stockholders and the holders of Options and RSUs in accordance with their respective Pro Rata Percentages.

        Section 2.13    Tax Treatment.     The Parties agree to treat the receipt of stock in the transactions contemplated by this Agreement as follows for all Tax purposes: (i) Parent Merger shall be treated as an integrated transaction described in Section 351(a) of the Code (without any actual or deemed receipt of other property or money as described in Section 351(b) of the Code) and (ii) the Company Merger shall be treated as a taxable exchange as described in Section 1001 of the Code by the Company Stockholders of the Company's outstanding common stock for the Merger Consideration paid by FSAC. Any cash payment to the Company Stockholders in lieu of fractional shares of stock under this Agreement will be treated as a distribution in full payment for such Company Stockholder's fractional shares and shall not be treated as separately bargained-for consideration under this Agreement. The Parties shall not, and shall not cause their Affiliates to, treat or report the Mergers in a manner inconsistent with this Section 2.13 unless required by a "determination" as defined in Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

        Except in each case (i) as set forth in the applicable disclosure schedules, which shall reference the section or sections to which it applies or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Company to the Parent Parties concurrently with the execution of the Original Agreement (the "Schedules") and (ii) as disclosed in the Latest UHS Reports (excluding any disclosures included in any "risk factors", "forward-looking statements" disclaimer or other statements that are similarly non-specific, predictive, cautionary or forward-looking in natures; but, it being understood that any matter disclosed in such Latest UHS Reports will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.19 or 3.21 herein, subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date and time immediately prior to the execution and delivery of the Original Agreement as follows:

        Section 3.1    Organization.

          (a)   Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

          (b)   Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

        Section 3.2    Authorization.     The Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Company Approval"). The Requisite Company Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. Subject to the receipt of the Requisite Company Approval, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

        Section 3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists only of 450,000,000 shares of Company Common Stock. As of the date of the Original Agreement, there are 255,996,956 shares of Company Common Stock issued and outstanding which shares are held by the Persons and in the amounts set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, "phantom" rights, appreciation rights, performance units, commitments or other agreements obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock, or any other interest in the Company, including any security convertible or exercisable into Company Common Stock. Assuming receipt of the Written Consent, the Company Merger and the other Transactions will constitute an "Approved Sale" (as defined in the Stock Option Plan) and a "Change of Control" (as defined in the 2018 Stock Option Plan).

          (b)   All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding shares of Company Common Stock were issued in violation of any preemptive rights, Laws or Orders, and all such shares of Company Common Stock are owned of record by the Equity Holders. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock or to make any investment in any other Person.

          (c)   No Group Company or, to the Knowledge of the Company, any other Person, is a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.

        Section 3.4    Company Subsidiaries.

          (a)   All of the outstanding equity securities of each Company Subsidiary are owned by the Company, whether directly or indirectly. There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, "phantom" rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary.

          (b)   Schedule 3.4 sets forth a true and complete list as of the date of the Original Agreement of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

          (c)   All of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, non-assessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and free and clear of all Liens (except for Permitted Liens). There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

        Section 3.5    Consents and Approvals; No Violations.

          (a)   Subject to the receipt of the Requisite Company Approval, the filing of the Parent Certificate of Merger, the Company Certificate of Merger, the filing by the Company of this Agreement on Form 8-K, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties' representations and warranties contained in Section 4.4, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, acceleration or loss of right) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

          (b)   The Company has no indebtedness incurred under the Senior Notes Indenture in reliance on the basket set forth in Section 4.09(b)(1) thereof other than indebtedness incurred under the Company's Third Amended and Restated Credit Agreement, dated as of November 24, 2015, by and among the Company, UHS, UHS Opco and Bank of America, N.A. (the "Existing Credit Facility"), and will have the ability under the Senior Notes Indenture to incur at least $285.0 million of first lien indebtedness pursuant to Section 4.09(b)(1) of the Senior Notes Indenture on the Closing Date after giving effect to the repayment of the Existing Credit Facility and prior to any borrowings incurred under the Debt Commitment Letter.

        Section 3.6    Financial Statements and Reports.

          (a)   The UHS Reports contain the audited consolidated balance sheet of UHS OpCo as of December 31, 2017 and December 31, 2016, and the related audited consolidated statements of operations and cash flows of UHS OpCo for each of the fiscal years ended December 31, 2017, 2016 and 2015, together with all related notes and schedules thereto, accompanied by the report thereon of UHS OpCo's independent auditors (collectively referred to as the "Financial Statements") in each case audited in accordance with the standards of the PCAOB, and the unaudited consolidated balance sheet of UHS OpCo as of March 31, 2018 (the "Interim Balance Sheet") and March 31, 2017 and the related unaudited consolidated statements of operations and cash flows of UHS OpCo for the 3-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). Each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as may be indicated therein or in the notes thereto to the extent permitted by Regulation S-X of the SEC and (y) in the case of the Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC, and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of UHS OpCo as at the respective dates thereof and for the respective periods indicated therein. UHS OpCo's independent auditor with respect to the Financial Statements is independent under the standards of the PCAOB and was independent during all periods covered by the Financial Statements and the Interim Financial Statements.

          (b)   UHS OpCo has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of UHS OpCo and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of UHS OpCo and its Subsidiaries.

          (c)   UHS OpCo has filed with or furnished to the SEC all reports required to be filed or furnished with the SEC on or after January 1, 2015.

          (d)   As of their respective filing dates (or, if amended or superseded by a filing prior to the date of the Original Agreement, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date of the Original Agreement, the UHS Reports were, and any UHS Reports filed subsequent to the date of the Original Agreement will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The UHS Reports did not, and as relates to any UHS Reports filed subsequent to the date of the Original Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (e)   Except as may have been corrected by any subsequent filing prior to the date of the Original Agreement, each UHS Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (f)    UHS OpCo maintains a system of "disclosure controls and procedures" required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by UHS OpCo in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of UHS OpCo's filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

          (g)   UHS OpCo is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to UHS OpCo.

          (h)   As of the date of the Original Agreement, there are no unresolved comments received from the SEC with respect to any of the UHS Reports, and, to the Knowledge of the Company, none of the UHS Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

        Section 3.7    No Undisclosed Liabilities.

          (a)   The Group Companies do not have any material liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, except for liabilities or obligations (i) incurred or accrued since the Balance Sheet Date in the Ordinary Course (none of which relate to tort), (ii) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (iii) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (iv) disclosed in this Agreement (or the Schedules), or (v) that are disclosed in the Interim Financial Statements or the Financial Statements.

          (b)   The Company (i) was formed solely for the purpose of acquiring UHS OpCo, (ii) has engaged in no business activities, other than acting as a holding company of UHS OpCo, issuing its capital stock, Options and RSUs, and activities incident thereto and (iii) has no assets or liabilities other than those incident to the activities described in the foregoing clauses (i) and (ii).

        Section 3.8    Absence of Certain Changes.     Except as contemplated by this Agreement or the Company Stockholder Voting Agreement, since the Balance Sheet Date through the date of the Original Agreement:

          (a)   the Group Companies have conducted their business in all material respects in the Ordinary Course;

          (b)   there has been no Material Adverse Effect;

          (c)   there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance; and

          (d)   no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of the Original Agreement, would require the consent of Parent in accordance with Section 5.1(b)(i) through Section 5.1(b)(v), Section 5.1(b)(ix) through Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xvii) and Section 5.1(b)(xxii).

        Section 3.9    Real Estate.

          (a)   No Group Company owns a fee interest in any real property.

          (b)   Schedule 3.9(b) lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company as of the date of the Original Agreement (each, a "Leased Real Property" and collectively, the "Leased Real Properties"), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

          (c)   True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto with respect to the Leased Real Properties, each requiring an annual rent payment in excess of $500,000 (individually, a "Lease" and collectively, the "Leases") have been made available to Parent. Schedule 3.9(c) sets forth a true and complete list of all Leases as of the date of the Original Agreement, including the date and names of the parties to each Lease.

          (d)   The leasehold interests of the Group Companies and the Leased Real Properties constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Group Companies as of the date of the Original Agreement.

          (e)   With respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity; (ii) no Group Company is in material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder's fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; and (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein.

        Section 3.10    Intellectual Property.

          (a)   Schedule 3.10(a) contains a true, correct and complete list as of the date of the Original Agreement of all of the following: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including, as appropriate, registration and application dates and numbers; (ii) all registered copyrights and copyright applications owned by any of the Group Companies; including, as appropriate, registration and application dates and registration numbers; (iii) all domain names owned by the Group Companies, including the name of the registrant and the expiry date; (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, issuance and application dates and numbers; and (v) all Company Software that is material to the Group Companies taken as a whole.

          (b)   To the Knowledge of the Company: (i) a Group Company (x) owns and possesses all right, title and interest in or to, or (y) has the right to use all Intellectual Property used, or held for use, in the conduct of the business of the Group Companies, free and clear of all Liens (other than Permitted Liens) and (ii) all material Company Registered IP is valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable). There are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of any material Company Owned Intellectual Property.

          (c)   Schedule 3.10(c) sets forth a listing, as of the date of the Original Agreement, of all material licenses and development agreements pursuant to which a Group Company grants or receives a license to Intellectual Property, other than non-exclusive licenses to Company Owned Intellectual Property granted to customers in the Ordinary Course and licenses of commercially available software with a replacement cost of less than $100,000 (collectively "Company IP Agreements").

          (d)   To the Knowledge of the Company, neither the use of the Company Owned Intellectual Property as currently used by the Group Companies in the conduct of their business, nor the conduct of their business as presently conducted (or as conducted in the past 3 years), infringes, misappropriates or violates the rights of any Person in any Intellectual Property.

          (e)   To the Knowledge of the Company: (i) there are no claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property, in each case that are material to the Group Companies taken as a whole; and (ii) to the Knowledge of the Company, no Person is currently materially infringing upon, misappropriating, or otherwise violating any material Company Intellectual Property.

          (f)    Each Group Company has taken commercially reasonable steps to maintain, enforce and protect all Company Owned Intellectual Property, including its trade secrets and other confidential information.

          (g)   To the Knowledge of the Company, for the past three (3) years, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned or operated by one of the Group Companies (collectively, the "Company Systems") that has resulted in a material interruption or other material adverse consequences to the conduct of their business as currently conducted. The Group Companies have put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and any Personal Data in any Group Company's possession or control and (ii) the Company Systems and any such Personal Data from unauthorized access, use, modification or corruption. The Group

  Companies maintain and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity procedures. Except as set forth on Schedule 3.10(g), for the past three (3) years, the Group Companies have been in compliance with all applicable Data Security Requirements in all material respects, and (x) no Person has made any illegal or unauthorized use of, or had unauthorized access to, the Company Systems or any Personal Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies except as would not reasonably be expected to be material to the Group Companies, taken as a whole, and (y) no action or proceeding is pending, or to the Knowledge of the Company, threatened against any Group Company regarding its protection, storage, use or disclosure of Personal Data.

          (h)   No Company Software is subject to any "open source", "copyleft" or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner or relation that has or would require any public distribution of any such Company Software, create obligations for any Group Company to grant, or purport to grant, to any third party any rights or immunities under any Company Owned Intellectual Property (including any patent non-asserts or patent licenses).

          (i)    Except in the Ordinary Course to third party contractors performing services for the Group Companies pursuant to commercially reasonable confidentiality agreements, no material source code owned by any of the Group Companies has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, and no Person other than the Group Companies is in possession of any such source code or has been granted any license or other right with respect therein or thereto.

        Section 3.11    Litigation.

          (a)   In the last three (3) years from the date of the Original Agreement, there have not been, and there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

          (b)   No Group Company has filed in the last three (3) years from the date of the Original Agreement or intends to file any material Action against any other Person.

        Section 3.12    Company Material Contracts.

          (a)   Schedule 3.12(a) sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party as of the date of the Original Agreement ("Company Material Contracts"):

              (i)  any stockholder, partnership or other Contract with a holder of equity securities of any Group Company relating to their ownership of equity securities, investors' rights agreement, voting agreement, right of first refusal and co-sale agreement, or registration rights agreement;

             (ii)  any non-competition Contract or other Contract that purports to limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

            (iii)  any employment or consulting Contract with any current or former employee or individual service provider of any Group Company that (A) provides annual compensation in excess of $500,000 or (B) is not terminable at-will and without any liability to any Group Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

            (iv)  change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;

             (v)  collective bargaining agreements or other Contracts with any labor union or other labor organization;

            (vi)  Company IP Agreements;

           (vii)  any Contract providing for any outstanding indemnification obligations by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

          (viii)  Contract evidencing Indebtedness of any Group Company;

            (ix)  Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,500,000;

             (x)  joint venture, strategic alliance and similar Contracts;

            (xi)  any Contracts listed on Schedule 3.21;

           (xii)  any Contract (other than non-continuing purchase orders) with any Material Customer or Material Supplier, each requiring payment to or by any Group Company in excess of $1,500,000 per annum;

          (xiii)  any Contract (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of $1,500,000 per annum, except for Contracts that are terminable on less than 30 days' notice without penalty;

          (xiv)  any Contract entered into in the last five (5) years for the settlement of any Action for which any Group Company has any material ongoing liability or obligation;

           (xv)  any Contract or group of related Contracts requiring or providing for any capital expenditure in excess of $1,500,000 (other than the purchase of medical equipment in the Ordinary Course);

          (xvi)  material interest rate, currency or other hedging Contract;

         (xvii)  any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company;

        (xviii)  any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement; and

          (xix)  any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration in excess of $1,500,000 in the current fiscal year of the Group Companies.

          (b)   The Company Material Contracts (except those that are canceled, rescinded or terminated after the date of the Original Agreement in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in the connection with the scheduled end or termination or other non-breach related expiration of such Contract.

        Section 3.13    Tax Returns; Taxes.

          (a)   All material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects.

          (b)   All material amounts of Taxes due and owing by any of the Group Companies have been paid in full.

          (c)   All deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies by a Governmental Entity have been paid in full, accrued on the books of the Group Companies or finally settled.

          (d)   No material claims for additional Taxes have been asserted in writing within the last three (3) years and no material proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened.

          (e)   The Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

          (f)    There are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof and no waiver extending the statutory period of limitations applicable to any material claim for Taxes due from the any of the Group Companies has been requested in writing by any taxing authority.

          (g)   There are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet due and payable or Taxes being contested in good faith with adequate reserves established).

          (h)   Other than the Tax Receivable Agreement, none of the Group Companies is a party to any Tax allocation or sharing agreement under which any of the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes).

          (i)    No Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any other Person (other than any of the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (j)    No Group Company is or has been a party to any "listed transaction," as defined in Treasury Regulation Section 1.6011-4(b)(2).

          (k)   No material claim has ever been made by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction.

          (l)    The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (m)  No Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

          (n)   No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

        Section 3.14    Environmental Matters.     Except as would not reasonably be expected to result in the Group Companies incurring material liabilities:

          (a)   Each Group Company is and has for the past three (3) years been in compliance with all Environmental Laws, which compliance has included obtaining and complying with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

          (b)   No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, sold, marketed, supplied, installed, serviced, repaired, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance, in each case of (i) and (ii) so as to give rise to any liability of the Group Companies pursuant to any Environmental Laws.

          (c)   Except for standard indemnities found in leases and loan agreements, none of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

          (d)   No Group Company has received any notice from any Governmental Entity or any Person, or is subject to any pending or, to the Knowledge of the Company, threatened Action, or Order, regarding any actual or alleged violation or liability arising under or imposed pursuant or otherwise based upon any Environmental Law.

          (e)   Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Entities or Persons, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, including the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., or the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.

        Section 3.15    Licenses and Permits.     Schedule 3.15 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

        Section 3.16    Company Benefit Plans.

          (a)   Schedule 3.16(a) contains a true, correct and complete list of all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and the most recent related trust documents, and amendments thereto (or a written description of the material terms of any Company Benefit Plan that is unwritten); (ii) the three most recent annual returns (Forms 5500 and all accompanying schedules thereto) and the most recent actuarial or other valuation reports prepared with respect thereto; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the current summary plan description and any subsequent summaries of material modifications thereto; (v) any related annuity, insurance contracts or funding arrangements; (vi) any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any Governmental Entity dated within the past three (3) years relating to any compliance issues (including, but not limited to, any applications filed pursuant to the IRS' Employees Plan Compliance Resolution System); and (vii) the nondiscrimination testing results for the most recently completed plan year.

          (b)   Except as set forth on Schedule 3.16(b):

              (i)  No Company Benefit Plan is, and none of the Group Companies or their ERISA Affiliates has in the past six years participated in, maintained, sponsored, contributed to, had an obligation to contribute or has any current or contingent withdrawal liability with respect to: (i) a "multiemployer plan" (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (ii) a "multiple employer plan" (within the meaning of Section 210, 4063 or 4064 of ERISA or as described in Section 413(c) of the Code); or (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), and no Group Company or their ERISA Affiliates has any current or contingent obligation or liability in connection with any such "multiemployer plan", "multiple employer plan" or "multiple employer welfare arrangement";

             (ii)  No Company Benefit Plan is, and none of the Group Companies or their ERISA Affiliates has any current or contingent liability or obligation under or with respect to, a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Group Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

            (iii)  Each Company Benefit Plan and related trust or other funding vehicle has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been timely made, paid or properly accrued;

            (iv)  No Action (other than routine claims for benefits payable in the Ordinary Course and appeals of such denied claims) is pending, or to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan;

             (v)  Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter, advisory letter or opinion letter (as applicable) from the U.S. Internal Revenue Service (the "IRS"), and to the Knowledge of the Company, no event has occurred and no condition or circumstance exists with respect to the Company Benefit Plans which could reasonably be expected to result in the revocation of any such determination letter, advisory letter or opinion letter or the loss of the qualification of such Company Benefit Plan;

            (vi)  The Group Companies have complied in all material respects with the Patient Protection and Affordable Care Act ("PPACA") and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject any Group Company to any liability, penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code or any other provision of PPACA.

           (vii)  No Company Benefit Plan provides for post-employment or post-termination health, life or disability insurance benefits to any current or former employee, officer or director of any Group Company or any other Person, except for coverage required by COBRA or other applicable Law for which the covered Person pays the full cost of coverage for such Person and his or her beneficiaries or dependents;

          (viii)  No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

            (ix)  Each Company Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) has been operated and administered in all material respects in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code. None of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax imposed under Sections 409A or 4999 of the Code; and

             (x)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (to the extent an individual Person) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, (D) result in any obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan, or (E) result in any "excess parachute payments" becoming payable to any "disqualified individuals" for purposes of Sections 280G and 4999 of the Code.

            (xi)  Each Option (A) has an exercise price at least equal to the fair market value of the underlying shares of Common Stock as of the grant date and any repricing with respect to the Options did not cause such Options to be deferred compensation under Section 409A of the Code or otherwise non-compliant under Section 409A of the Code; (B) has not had its exercise date or grant date delayed or "back-dated"; and (C) has been issued in compliance with all applicable Laws and properly accounted for in all respects in accordance with GAAP. The Company has never granted any stock options or stock appreciation rights with an exercise price that was, or could be, less than the fair market value of the underlying shares of Common Stock or other equity instrument of the Company as of the grant date, or taken any action that would cause any stock option or stock appreciation right to be deferred compensation for purposes of Section 409A of the Code or otherwise fail to comply with Section 409A of the Code.

        Section 3.17    Labor Relationships.

          (a)   None of the Group Companies' employees are represented by a union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body. To the Knowledge of the Company, there are no, and in the past three (3) years have been no, union organizing or decertification activities relating to employees of any of the Group Companies.

          (b)   None of the Group Companies' employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies.

          (c)   No material labor dispute, walk out, strike, hand billing, picketing, or work stoppage by employees of any Group Company against the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.

          (d)   None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

        Section 3.18    International Trade & Anti-Corruption Matters.

          (a)   None of the Group Companies, nor to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third party representatives acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury's Internal Revenue Service

  (collectively, "Trade Control Laws"); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

          (b)   In the last three (3) years, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Trade Control Laws or Anti-Corruption Laws.

        Section 3.19    Certain Fees.     Except as set forth on Schedule 3.19, no Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Equity Holders or the Group Companies or any of their respective Affiliates. Other than amounts payable at Closing to be included in Company Transaction Expenses and without limiting any rights to indemnification thereunder, no fees or expenses are or will be payable under the Engagement Letter set forth on Schedule 3.19 with respect to the transactions contemplated by this Agreement or any other Transactions (as defined in such Engagement Letter).

        Section 3.20    Insurance Policies.     Schedule 3.20 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies. As of the date of the Original Agreement, all such insurance policies are in full force and effect, all premiums with respect thereto that are owed have been paid, and no material notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. To the Knowledge of the Company, there is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

        Section 3.21    Affiliate Transactions.     Except for (a) the Management Agreement or (b) as otherwise disclosed on Schedule 3.21, there are no transactions or Contracts between any Group Company, on the one hand, and any Majority Stockholder or any Affiliate thereof, on the other hand (except any transactions or Contracts that are not material to the applicable Group Company).

        Section 3.22    Information Supplied.     None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

        Section 3.23    Customers and Suppliers.     Schedule 3.23 sets forth a list of the Group Companies' Material Customers and Material Suppliers showing the approximate total sales by the Group

Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during the applicable period of such measurement. No such Material Supplier or Material Customer listed on Schedule 3.23, has (a) terminated its relationship with any of the Group Companies, (b) as of the date of the Original Agreement, to the Knowledge of the Company, materially reduced its business with any of the Group Companies or materially and adversely modified its relationship with any of the Group Companies or (c) as of the date of the Original Agreement, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action.

        Section 3.24    Compliance with Laws.

          (a)   Each Group Company is, and has been for the past three (3) years, in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole.

          (b)   Without limiting in any way the generality of other provisions of this Agreement, except as identified on Schedule 3.24(b):

              (i)  Each Group Company is, and has been for the past three (3) years, in material compliance with all Applicable Healthcare Industry Laws, except for noncompliance which would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole.

             (ii)  None of the Group Companies is, or in the last three (3) years has been, subject to, or has received any written notice of, any pending or, to the Knowledge of the Company, threatened action by any Governmental Entity alleging any violation of or noncompliance with any Applicable Healthcare Industry Law, including any action by (A) the U.S. Department of Health and Human Services' Office of Inspector General, the U.S. Department of Justice, and any attorney general of any State of the United States, or (B) any other equivalent Governmental Entity in any other jurisdiction, in each case alleging any violation of or noncompliance with any Applicable Healthcare Industry Laws.

            (iii)  No Group Company nor, to the Knowledge of the Company, any third party authorized by the Company has made on behalf of the Company any material false statements or material omissions any reports or submissions to any Governmental Entity, and no Group Company nor, to the Knowledge of the Company, any third party authorized by the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of any Governmental Entity.

            (iv)  No Group Company has failed to comply with the security and privacy standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, and implementing regulations that are applicable to a Business Associate, as defined by HIPAA, or any equivalent or similar Applicable Healthcare Industry Laws except for such noncompliance which would not reasonably be expected to result in material liabilities to the Group Companies, taken as a whole.

             (v)  No Group Company has in the last three (3) years undertaken any product recalls, field actions, corrections, removals or market withdrawals, other than to facilitate such actions on behalf of its suppliers and original equipment manufacturers.

        Section 3.25    Sufficiency of Assets.     Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Group Companies constitute all of the material tangible assets reasonably necessary for the continued conduct of the business of the Group Companies after the Closing in the Ordinary Course.

        Section 3.26    Government Contracts.     Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, no Group Company has within the last three (3) years (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract except for routine contract audits in the ordinary course of business; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform. Each Group Company has established and maintains adequate internal controls for compliance with its Government Contracts. Within the last three (3) years, the Group Companies have accurately reported all pricing discounts and credited to customers and all invoices and claims for payment, reimbursement or adjustment submitted by each Group Company were current, accurate and complete in all material respects as of their respective submission dates or were subsequently corrected.

        Section 3.27    No Other Representations or Warranties; Schedules.     Except for the representations and warranties contained in this Article III (as modified by the Schedules, as supplemented and amended), none of the Group Companies, any Equity Holder or any other Person makes any other express or implied representation or warranty with respect to the Group Companies, any Equity Holder or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Parties or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Parties by any director, officer, employee, agent, consultant, or representative of the Company or the Equity Holders or any of their respective Affiliates). The Company makes no representation or warranty to the Parent Parties regarding the probable success or future profitability of the Group Companies. Except as expressly set forth in this Article III (as modified by the Schedules, as supplemented and amended), the condition of the assets of the Group Companies shall be "as is" and "where is" and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of any Group Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any Due Diligence Materials made available to the Parent Parties or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

        Section 3.28    Independent Investigation; No Reliance.     The Group Companies have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Parent Parties, which investigation, review and analysis was conducted by the Group Companies and their respective Affiliates and, to the extent the Group Companies deemed appropriate, by the Representatives of the Group Companies. The Company acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Parent Parties for such purpose. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and has not relied on any factual representations or opinions of the Parent Parties or any of the Parent Parties' Representatives (except the specific representations and warranties of the Parent Parties set forth in Article IV), and the Company acknowledges and agrees, to the fullest extent permitted by Law, that:

          (a)   no Parent Party or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in materials made available by the management of the Parent Parties, in discussions, in responses to questions submitted by or on behalf of the Group Companies, their respective Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of the Parent Parties, or in any other form, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Parent Parties, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

          (b)   no Parent Party nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Group Companies or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Parent Parties provided to the Group Companies, in presentations by the Parent Parties' management or otherwise), to any of the Group Companies or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

        Except (i) as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of the Original Agreement (the "Parent Disclosure Schedule") and (ii) as disclosed in any of the Parent Reports filed prior to the date of the Original Agreement (excluding any disclosures included in any "risk factors", "forward-looking statements" disclaimer or other statements that are similarly non-specific, predictive, cautionary or forward-looking in nature, but, it being understood that any matter disclosed in the Parent Reports filed prior to the date of the Original Agreement will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 4.1, 4.2, 4.3, 4.4, or 4.12 herein), the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date and time immediately prior to the execution and delivery of the Original Agreement (or the date hereof, to the extent expressly provided herein), as follows:

        Section 4.1    Organization.     Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent Parties is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Parent Parties, taken as a whole. Parent has no direct Subsidiaries other than PubCo. Except for the Merger Subs, PubCo has no Subsidiaries. Except as set forth in the preceding sentence, none of Parent, PubCo or the Merger Subs owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

        Section 4.2    Authorization.     Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

        Section 4.3    Capitalization.

          (a)   Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of each of PubCo and each Merger Sub. Parent is the sole record and beneficial owner of all of the issued and outstanding capital stock of PubCo, free and clear of any Liens, and PubCo is directly or indirectly the sole record and beneficial owner of all of the issued and outstanding equity securities of each Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of PubCo, and no Person other than PubCo has any rights with respect to such equity securities of each Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement (except as contemplated by this Agreement and the Permitted Equity Financing).

          (b)   The authorized capital stock of Parent consists of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Parent Common Stock, (ii) 20,000,000 shares of Parent Class F Stock, and (iii) 1,000,000 shares of Parent Preferred Stock. As of May 11, 2018, the issued and outstanding capital stock of Parent consists of 57,500,000 shares of capital stock, consisting of (A) 46,000,000 shares of Parent Common Stock, (B) 11,500,000 shares of Parent Class F Stock, and (C) no shares of Parent Preferred Stock. At Closing, each share of Parent Class F Stock will be convertible into one share of Parent Common Stock. All of the shares of PubCo Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, "phantom" rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class F Stock or Parent Preferred Stock, or obligating Parent to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Parent Common Stock, Parent Class F Stock or Parent Preferred Stock, or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class F Stock or Parent Preferred Stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class F Stock or Parent Preferred Stock or any other interest in Parent, other than the obligation to redeem Parent Common Stock pursuant to the Organizational Documents of Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class F Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(a) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

          (c)   Parent has issued 37,950,000 warrants (the "Parent Warrants"), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.

          (d)   Each holder of any of the shares of Parent Class F Stock initially issued to Parent Sponsor in connection with Parent's initial public offering (i) is obligated to vote all such shares of Parent Class F Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class F Stock pursuant to the Organizational Documents of Parent. At all times prior to the Effective Time, each share of the Class F Stock shall be convertible into one share of the Parent Common Stock.

        Section 4.4    Consents and Approvals; No Violations.     Subject to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders, the filing of the Parent Certificate of Merger, the Company Certificate of Merger, the filing of any Parent Report, NASDAQ approval, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.5, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, or (d) violate any Law or Order applicable to any Parent Party, excluding from the foregoing clauses (b), (c) and (d), such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

        Section 4.5    Financial Statements.     The financial statements and notes contained or incorporated by reference in the Parent Reports filed prior to the date of the Original Agreement fairly present, in all material respects, (a) the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. No Parent Party has any material off-balance sheet arrangements that are not disclosed in the Parent Reports filed prior to the date of the Original Agreement.

        Section 4.6    Financial Capability.

          (a)   Parent has delivered to the Company a true and complete copy of the executed debt commitment letter, dated as of the date of the Original Agreement, among JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., KeyBank National Association and Company Merger Sub (as amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms of this Agreement, the "Debt Commitment Letter"), pursuant to which the financial institutions party thereto (together with any other Person that becomes a party thereto by joinder or otherwise, the "Lenders") have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein, for, among other things, the purposes of financing the transactions contemplated by this Agreement (including the redemption of the Senior Notes contemplated by Section 5.21) and related fees and expenses (the "Debt Financing"). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of the Original Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of the Original Agreement. As of the date of the Original Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity. There are no conditions precedent related to the obligations of the Lenders to fund the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter, and, other than a fee letter relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company with fee amounts and other economic terms being the only terms redacted (which redacted terms do not adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing)), there are no side letters or other contracts or binding arrangements (oral or written) to which any Parent Party is a party related to the funding at the Closing of the Debt Financing other than the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Debt Financing, together with the amount in the Trust Account, as of the date of the Original Agreement, the net proceeds contemplated from the Permitted Equity Financing subject to the THL Subscription Agreement, and other Available Cash will, in the aggregate, be sufficient for the satisfaction of all of the payment obligations of the Parent Parties under this Agreement at the Closing, including the payment of (i) the Total Cash Value, and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by the Parent Parties in connection with the transactions contemplated by this Agreement and the Debt Financing at the Closing (it being understood and agreed that for the purposes of this Section 4.6, the Existing Notes Refinancing (as defined below) shall be deemed to occur at Closing), including any repayment or refinancing of Indebtedness (including the Existing Notes (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement)) to be repaid in connection with the consummation of the transactions contemplated by this Agreement (such amount, the "Required Financing Amount"); provided that, for the avoidance of doubt the Required Financing Amount shall always include an amount sufficient to consummate the redemption in full of the Existing Notes (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement) (such redemption, the "Existing Notes Refinancing") as contemplated by the terms of this Agreement and the Debt Commitment Letter. As of the date of the Original Agreement, assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of Parent under the Debt Commitment Letter or, to its knowledge, any other party to the Debt Commitment Letter and (B) Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent at the Closing.

          (b)   Parent has delivered to the Company a true and complete copy of the executed subscription agreement, dated as of the date hereof, between THL Agiliti LLC and Parent (as amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms of this Agreement, the "THL Subscription Agreement"), pursuant to which THL Agiliti LLC (together with any other Person that becomes a party thereto by joinder or otherwise, the "THL Investors") have agreed, upon the terms and subject to the conditions thereof, to purchase Parent

  Common Stock in the amounts set forth therein, for, among other things, the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (together with the other equity financings permitted by Section 5.3, the "Permitted Equity Financing"). The THL Subscription Agreement has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the THL Subscription Agreement have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the THL Subscription Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity. There are no conditions precedent related to the obligations of the THL Investors to fund the full amount of the subscriptions contemplated by the THL Subscription Agreement other than as expressly set forth in the THL Subscription Agreement and, other than as contemplated by this Agreement, there are no side letters or other contracts or binding arrangements (oral or written) entered into by any of the Parent Parties in connection with the THL Subscription Agreement. As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of Parent under the THL Subscription Agreement or, to its knowledge, any other party to the THL Subscription Agreement and (B) assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3, Parent does not have any reason to believe that any of the conditions to the Permitted Equity Financing contemplated by the THL Subscription Agreement will not be satisfied or that the Permitted Equity Financing contemplated by the THL Subscription Agreement will not be available to Parent at the Closing. No commitment fees or other fees are required to be paid pursuant to the THL Subscription Agreement.

          (c)   No Parent Party is entering into this Agreement or the Debt Financing Commitments with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time and immediately after the transactions contemplated hereby, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable by Parent with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith and assuming (i) satisfaction of the conditions to the Parent Parties' obligations to consummate the transactions contemplated by this Agreement and (ii) the accuracy of the representations and warranties set forth in Article III and the Company's compliance with its covenants set forth in this Agreement, PubCo and its Subsidiaries shall be Solvent.

        Section 4.7    No Undisclosed Liabilities.     Except as set forth in the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2018, no Parent Party has any material liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of a Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since March 31, 2018 in the Ordinary Course, (b) incurred since March 31, 2018 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in this Agreement (or its schedules), or (d) which would not reasonably be expected to be material to such Parent Party.

        Section 4.8    Litigation.     There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

        Section 4.9    Parent Material Contracts.

          (a)   Section 4.9(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Material Contracts.

          (b)   The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date of the Original Agreement in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to be material to Parent.

        Section 4.10    Tax Returns; Taxes.     Except as otherwise disclosed on Section 4.10 of the Parent Disclosure Schedule:

          (a)   all material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

          (b)   all Taxes due and owing by Parent have been paid in full;

          (c)   there are no extensions of time currently in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed;

          (d)   all deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full, accrued on the books of Parent or finally settled;

          (e)   no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;

          (f)    there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any material Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

          (g)   there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet due and payable);

          (h)   Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and

          (i)    Parent is not nor has been a party to any "listed transaction," as defined in Treasury Regulation Section 1.6011-4(b)(2).

        Section 4.11    Compliance with Laws.     Each Parent Party is in compliance with all Laws applicable to its respective businesses or operations, except for violations of such Laws that would not reasonably be expected to be material to the Parent Parties, taken as a whole. To the knowledge of each Parent Party, no Parent Party has received any written notice of or been charged with the material violation of any such Laws.

        Section 4.12    Certain Fees.

          (a)   Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither the Company nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Parent Parties or any of their Affiliates.

          (b)   As of the date of the Original Agreement, the Parent Parties do not anticipate that the Parent Transaction Expenses incurred or to be incurred in connection with this Agreement or the transactions contemplated herein will exceed the aggregate fees and expenses set forth in Section 4.12 of the Parent Disclosure Schedule. Except as expressly disclosed on Section 4.12 of the Parent Disclosure Schedule, no service provider receiving any portion of the Parent Transaction Expenses will be entitled to any fee, expense or other amount that includes any premium or is owed on account of any prior services performed by such service provider that are unrelated to the business of the Parent Parties.

        Section 4.13    Prior Conduct.     PubCo and each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date of the Original Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

        Section 4.14    SEC Filings; NASDAQ; Investment Company Act.

          (a)   Parent has filed with or furnished to the SEC all reports required to be filed or furnished with the SEC on or after June 20, 2017.

          (b)   As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed subsequent to the date of the Original Agreement will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

          (c)   As of their respective filing dates (or, if amended or superseded by a filing prior to the date of the Original Agreement, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date of the Original Agreement, the Parent Reports filed prior to the date of the Original Agreement were, and any Parent Reports filed subsequent to the date of the Original Agreement will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports filed prior to the date of the Original Agreement did not, and as relates to any Parent Reports filed subsequent to the date of the Original Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (d)   Except as may have been corrected by any subsequent filing prior to the date of the Original Agreement, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)   Since July 19, 2017, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock and Parent Warrants on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock or Parent Warrants from NASDAQ or the SEC.

          (f)    Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act).

          (g)   Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

          (h)   Parent is not, and following the Closing will continue not to be, an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act. Parent constitutes an "emerging growth company" within the meaning of the JOBS Act.

        Section 4.15    Information Supplied.     None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent Reports). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

        Section 4.16    Board Approval; Stockholder Vote.     The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of the Original Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

        Section 4.17    Trust Account.

          (a)   As of the date of the Original Agreement, Parent has at least $460,000,000 (the "Trust Amount") in the account established by Parent for the benefit of its public stockholders (the "Trust

  Account"), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the "Trustee") pursuant to the Investment Management Trust Agreement, dated as of July 19, 2017, by and between Parent and the Trustee (the "Trust Agreement"). Other than pursuant to the Trust Agreement and subject to Section 6.1 and Section 6.3, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent's, its Affiliates' or any other Person's ability to obtain financing for the consummation of the transactions contemplated hereby.

          (b)   The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports filed prior to the date of the Original Agreement to be inaccurate in any material respect, or (ii) to Parent's knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent's initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent's Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent's Organizational Documents. There are no Actions pending or, to Parent's knowledge, threatened with respect to the Trust Account.

        Section 4.18    Affiliate Transactions.     Except as described in the Parent Reports filed prior to the date of the Original Agreement or in connection with the Permitted Equity Financing, there are no transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

        Section 4.19    Independent Investigation; No Reliance.     The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and has not relied on any factual representations or opinions of the Group Companies or any of the Group Companies' Representatives (except the specific representations and warranties of the Company set forth in Article III), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that:

          (a)   no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the Due Diligence Materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

          (b)   no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company's data site (virtual or otherwise), in presentations by the Company's management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

ARTICLE V

COVENANTS

        Section 5.1    Interim Operations of the Company.     The Company agrees that, during the period from the date of the Original Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, required by Law, set forth on Schedule 5.1, or as consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees, (iii) maintain existing relationships with its Material Customers and Material Suppliers and (iv) timely prepare and file all UHS Reports required to be filed pursuant to the Exchange Act; and

          (b)   the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following (except, with respect to clauses (ii), (iii), (vii), (xvi) and (xix) below, or for any actions to authorize any of, or commit or agree to take any of, the actions in the foregoing clauses, which such actions are solely among members of the Group Companies):

              (i)  make any change in or amendment to its Organizational Documents;

             (ii)  issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prohibit a holder of Options from otherwise exercising any or all Options held by such holder of Options in accordance with the applicable Option award agreement nor prohibit the Company from issuing shares pursuant to the terms of such Options);

            (iii)  split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

            (iv)  other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business, including any material Company Owned Intellectual Property;

             (v)  disclose any material trade secret or other material confidential information included in the Company Owned Intellectual Property other than pursuant to confidentiality obligations in favor of the Group Companies;

            (vi)  other than in the Ordinary Course, (A) amend in any adverse respect, (B) terminate or extend any Company Material Contract or (C) enter into a Contract which, had it been entered into prior to the date of the Original Agreement, would have been a Company Material Contract;

           (vii)  (A) incur any Indebtedness in excess of $1,000,000, other than short-term Indebtedness or letters of credit or capital leases incurred in the Ordinary Course or borrowings under existing credit facilities in each case to the extent required in the Ordinary Course, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course;

          (viii)  (A) grant or agree to grant to any employee or other independent contractor of the Company or any of the Company Subsidiaries, who has annual compensation in excess of $500,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or (B) adopt or establish any new compensation or employee benefit plans, programs, policies, agreements or arrangements, or amend, modify, terminate, or agree to amend, modify or terminate any existing Company Benefit Plans, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date of the Original Agreement), or (D) make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Parent, or (E) enter into employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $500,000 or (y) which is not terminable upon notice and without liability to any of the Group Companies, except, with respect to new employment, consulting or other compensation agreements, (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans set forth on Schedule 3.15(a), or (3) for payment of any accrued or earned but unpaid compensation, or (F) make any change to the key management structure of the Group Companies, including the hiring and firing of additional executive officers or termination of existing executive officers (other than for "cause");

            (ix)  (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes other than in the Ordinary Course, (C) change any Tax period, (D) file any amended Tax Return or claim for a material Tax refund, (E) surrender any right to claim a refund of a material amount of Taxes, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (G) request any Tax ruling from a competent authority;

             (x)  cancel or forgive any Indebtedness in excess of $500,000 owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for Borrowed Money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a post-Closing Tax or other liability;

            (xi)  except as may be required by GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

           (xii)  (i) enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

          (xiii)  implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date of the Original Agreement, implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the "WARN Act");

          (xiv)  grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

           (xv)  declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the Ordinary Course (it being agreed that cash balances of $5,000,000 are sufficient for the operation of the business for this clause);

          (xvi)  other than with respect to the payment of Company Transaction Expenses and as necessary to reduce the Estimated Closing Cash Payment to an amount below $8,000,000, make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

         (xvii)  waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $1,500,000 in the aggregate;

        (xviii)  make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) other than capital expenditures in an amount not to exceed $1,500,000 in the aggregate;

          (xix)  buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any securities, operating business or division;

           (xx)  enter into any new line of business;

          (xxi)  adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Company Merger and the treatment of options as contemplated by this Agreement;

         (xxii)  fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of the Original Agreement;

        (xxiii)  from 11:59 p.m. Central Prevailing Time on the Reference Date, (A) use or transfer any current assets of the Group Companies (including Cash and Cash Equivalents), to the extent such current assets are sold, liquidated, disposed of or otherwise used to (x) make payment in respect of or discharge any Company Transaction Expenses, (y) pay any dividends or repurchase any equity securities of any Group Company or (z) pay any fees or other distributions to a Majority Stockholder or any of its Affiliates, or (B) incur any Indebtedness other than (1) interest accruing on Indebtedness outstanding as of such time pursuant to the terms of the applicable agreement or instrument governing such Indebtedness or (2) pursuant to clauses (c) or (e) of the definition of Indebtedness in the ordinary course of business; or

         (xxiv)  authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

        Section 5.2    Interim Operations of the Parent Parties.     Each Parent Party agrees that, during the period from the date of the Original Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, required by Law, set forth on Schedule 5.2, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

          (a)   make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year;

          (b)   other than the Permitted Equity Financing, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

          (c)   split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Parent Common Stockholder Redemption or the Parent Merger at the Closing);

          (d)   authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Parent Common Stockholder Redemption at the Closing);

          (e)   sell, lease or otherwise dispose of any of its properties or assets;

          (f)    other than (i) with respect to the Debt Financing or (ii) in an aggregate amount less than $50,000,000 for which the proceeds are substantially used to pay obligations of PubCo and its Subsidiaries in connection with the transactions contemplated hereby, incur any material Indebtedness;

          (g)   make, change or rescind any material Tax election or settle or compromise any material Tax liability other than in the Ordinary Course;

          (h)   except as may be required by GAAP, make any material change in the financial or tax accounting methods, principles or practices of such Parent Party (other than a change of an annual accounting period);

          (i)    take any action that is reasonably likely to prevent, delay or impede the consummation of the Mergers or the other transactions contemplated by this Agreement;

          (j)    with respect to Parent, fail to be listed as a public company on NASDAQ;

          (k)   with respect to Parent, fail to use its commercially reasonable efforts to continue to qualify as an "emerging growth company" within the meaning of the JOBS Act;

          (l)    make any amendment or modification to the Trust Agreement;

          (m)  make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

          (n)   enter into, amend or modify any transaction or Contract with any Parent Party, Parent Sponsor, or any of their respective Affiliates, other than the THL Subscription Agreement, the Permitted Equity Financing and as set forth on Section 5.2 of the Parent Disclosure Schedule;

          (o)   directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person; acquire any equity interests in any Person; or enter into any new line of business;

          (p)   form any Subsidiary;

          (q)   settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $250,000 individually or $500,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose any non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries, or (B) for amounts not in excess of Parent's available insurance coverage as of the date of the Original Agreement; or

          (r)   authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

        Section 5.3    Parent Equity Issuances.

          (a)   Notwithstanding Section 5.2 above, the Parties intend that Parent will have the right to issue additional equity in connection with the Closing as contemplated by and subject to the limitations set forth in this Section 5.3. Parent may issue additional shares of Parent capital stock, pursuant to the THL Subscription Agreement, and any additional subscription agreements for Parent capital stock, provided to the Company prior to the date hereof, in form and substance substantially similar to those listed on Section 5.3 of the Parent Disclosure Schedule, the proceeds of which are substantially used to pay obligations of PubCo and its Subsidiaries in connection with the transactions contemplated hereby (collectively as amended in accordance with their terms, the "Subscription Agreements"). Parent has delivered to the Company true and complete copies of all of the Subscription Agreements executed on or prior to the date hereof. At and prior to the Effective Time, PubCo may only issue additional shares of its common stock in connection with the Parent Merger and the Company Merger as contemplated herein.

          (b)   From and after the date any Subscription Agreement has been executed and delivered by all parties thereto and ending at the earlier of (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, consummate and enforce the Permitted Equity Financing on the terms and condition described in the Subscription Agreements (other than the Subscription Agreements listed on Section 5.3 of the Parent Disclosure Schedule which may be amended, modified or terminated in accordance with their terms). No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Subscription Agreements (other than the Subscription Agreements listed on Section 5.3 of the Parent Disclosure Schedule which may be amended, modified or terminated in accordance with their terms) or enter into any new agreements with respect to the issuance of additional shares of Parent in connection with the transactions contemplated by this Agreement except as permitted pursuant to Section 5.3(a) above.

          (c)   Subject to Section 5.3(b), from the date of the Original Agreement and ending at the earlier of (1) the Closing Date, and (2) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, use its reasonable best efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to provide to the Parent Parties, at the sole expense of the Parent Parties, such reasonable cooperation in connection with the arrangement of the Permitted Equity Financing as may be reasonably requested by the Parent Parties.

        Section 5.4    Trust Account.     Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent's initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent's Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

        Section 5.5    Commercially Reasonable Efforts; Consents.

          (a)   Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as and when required in accordance with Section 7.1, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby. Parent shall pay 100% of the applicable filing fees due under the HSR Act.

          (b)   Without limiting the generality of the foregoing, each Party will promptly after execution of the Original Agreement (but in no event later than ten (10) Business Days after the date of the Original Agreement) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

          (c)   No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

        Section 5.6    Public Announcements.     None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.6. Nothing in this Section 5.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders' Representative.

        Section 5.7    Supplemental Disclosure.

          (a)   From the date of the Original Agreement through the Closing Date, the Company shall disclose to Parent any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied.

          (b)   From the date of the Original Agreement through the Closing Date, the Parent shall disclose to the Company any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied.

        Section 5.8    Access to Information. Confidentiality.     From the date of the Original Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, provide to Parent Parties and their representatives (including any Financing Sources and their representatives) during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, or (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable Laws (including the HSR Act and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders' Representative.

        Section 5.9    Tax Matters.

          (a)    Tax Returns.    PubCo shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Group Companies for all Tax periods (or portions thereof) ending on the Closing Date that have not been filed as of the Closing Date and are required to be filed after the Closing Date. PubCo shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

          (b)    Review of Tax Returns.    PubCo shall provide the Stockholders' Representative with a copy of each such income Tax Return prepared in accordance with Section 5.9(a) above for review and comment not later than thirty (30) days prior to its due date (including extensions). The Stockholders' Representative shall review and comment on such Tax Returns within fifteen (15) days of receipt thereof. If the Stockholders' Representative does not submit comments within such period, then the Stockholders' Representative will be deemed to have approved such Tax Returns as prepared by PubCo, and PubCo will file such Tax Returns promptly. If the Stockholders' Representative delivers comments to PubCo within such period, PubCo shall incorporate any of the Stockholders' Representative's reasonable comments and the Stockholders' Representative and PubCo shall use good faith efforts to resolve any dispute in connection with such comments. In the event PubCo and the Stockholders' Representative are unable to agree on any such revisions within five (5) days after the Stockholders' Representative provides its comments, PubCo and the Stockholders' Representative shall engage the Accounting Firm to resolve the dispute, the costs of which shall be borne equally by the Equity Holders on the one hand, and PubCo on the other hand. Upon the final determination of such dispute, PubCo shall file or cause to be filed such Tax Returns promptly but no later than five (5) days after such final determination. Notwithstanding anything to the contrary in this Section 5.9(b), PubCo shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed-upon changes solely to avoid a late filing of such Tax Return. In the event the Accounting Firm's resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, PubCo shall cause an amended Tax Return to be filed that reflects such resolution.

          (c)    Post-Closing Tax Actions.    Neither PubCo nor any of its Affiliates shall (i) amend any Tax Return with respect to any Tax period (or portion thereof) ending on or before the Closing Date, or (ii) amend, refile, revoke or otherwise modify any Tax election of any Group Company with respect to any Tax period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

          (d)    Certain Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 100% by Parent, and Parent will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

          (e)    Preservation of Records.    Notwithstanding anything to the contrary in this Agreement, PubCo agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records and the relevant employees of the Group Companies available to the Equity Holders or the Stockholders' Representative as may be reasonably required by the Equity Holders or the Stockholders' Representative. If PubCo, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, PubCo shall first give thirty (30) days' prior written notice to the Equity Holders and the Stockholders' Representative and the Equity Holders and the Stockholders' Representative shall have the right at their respective option and expense, upon prior written notice given to PubCo within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Equity Holder's or Stockholders' Representative's notice to PubCo.

          (f)    Survival.    The agreements, covenants and obligations pursuant to Section 5.9(c) and (g)  shall terminate upon the termination of the Tax Receivable Agreement.

          (g)    Refunds.    PubCo will cause the Company and its Subsidiaries to file for and obtain any refunds or credits to which the Company, its Subsidiaries or any of the Company Stockholders may be entitled in relation to the transactions contemplated under this Agreement.

          (h)    FIRPTA Certificate.    At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        Section 5.10    Directors' and Officers' Indemnification.

          (a)   Parent and Company Surviving Subsidiary agrees to ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual's heirs, executors or administrators, the "Indemnified Persons") solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. No Parent Party nor the Company Surviving Subsidiary shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

          (b)   On or prior to the Closing Date, the Parent shall purchase through a broker of Parent's choice, and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors' and officers' liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy covering those Persons who are covered on the date of the Original Agreement by such policy and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company's existing policy, provided, however, that the Tail Premium (as defined below) shall not exceed 250% of the Company's current annual premium for the Company's current policy of directors' and officers' liability insurance, and provided further that if the annual premium exceeds such amount, then Parent shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by the Company under this Section 5.10(b) shall be referred to as the "Tail Premium."

          (c)   From and after the Effective Time, the Company Surviving Subsidiary immediately following the Closing agrees to indemnify, defend and hold harmless, as set forth as of the date of the Original Agreement in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Company Surviving Subsidiary, from and after the Effective Time, shall pay, as incurred, such Indemnified Person's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company Surviving Subsidiary shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys' fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

          (d)   Notwithstanding any other provisions hereof, the obligations of the Company Surviving Subsidiary contained in this Section 5.10 shall be binding upon the successors and assigns of the Parent Parties and the Company Surviving Subsidiary. In the event the Company Surviving Subsidiary or any of its respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company Surviving Subsidiary honor the indemnification and other obligations set forth in this Section 5.10.

          (e)   The obligations of the Company Surviving Subsidiary under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

          (f)    Parent and the Company hereby acknowledge (on behalf of themselves and their respective Affiliates) that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders or other Affiliates of the Company ("Indemnitee Affiliates") separate from the indemnification obligations of the Company Surviving Subsidiary hereunder. The parties hereto hereby agree (i) that the Company Surviving Subsidiary is the indemnitor of first resort (i.e., its obligations to the Indemnified Persons under this Section 5.10 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the

  Indemnified Persons under this Section 5.10 are secondary), (ii) that, subject to the terms and conditions of this Section 5.10, the Company Surviving Subsidiary shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 5.10 and the Company Surviving Subsidiary shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the Indemnified Persons under this Section 5.10 may have against any Indemnitee Affiliate, and (iii) that the parties hereto (on behalf of themselves and their respective Affiliates) irrevocably waive, relinquish and release the Indemnitee Affiliates (in their capacities as such) from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect of amounts payable to the Indemnified Persons pursuant to this Section 5.10.

          (g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

        Section 5.11    Proxy Statement; Registration Statement.

          (a)   As promptly as practicable following the execution and delivery of the Original Agreement, Parent shall cause PubCo to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement"), in which the Proxy Statement shall be included in preliminary form as a prospectus, pursuant to which the shares of PubCo Common Stock and PubCo Warrants and the shares of PubCo Common Stock issuable upon the exercise of such PubCo Warrants to be issued to the holders of Parent Common Stock and Parent Warrants pursuant to the Mergers shall be registered for issuance under the Securities Act. In addition, PubCo shall use commercially reasonable efforts to register the issuance and resale of the PubCo Common Stock to be issued to the Equity Holders and the Parent Sponsor on the Registration Statement and if not so registered, PubCo agrees that, within forty-five (45) calendar days after the consummation of Closing it shall file with the SEC (at the PubCo's sole cost and expense) a registration statement registering such resale and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof and to keep such Registration Statement effective until such time as the securities covered thereby are eligible to be sold without volume limitations pursuant to Rule 144.

          (b)   Parent agrees that it shall provide the holders of Parent Common Stock the opportunity to elect redemption of such shares of Parent Common Stock in connection with the Special Meeting, as required by Parent's Organizational Documents.

          (c)   Without limitation, in the Proxy Statement, Parent shall solicit proxies from holders of Parent Common Stock and Parent Class F Stock to vote at the Parent Common Stockholders Meeting in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (ii) the approval for purposes of the rules and regulations of NASDAQ of the issuance of equity securities as part of the Permitted Equity Financing, (iii) the material differences between the constitutional documents of PubCo that will be in effect upon the Closing and Parent's current amended and restated certificate of incorporation, (iv) an incentive compensation plan for employees of PubCo and its Subsidiaries that will be in place at the Closing and (v) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the "Transaction Proposals"). The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (d)   As promptly as practicable after the Registration Statement shall have become effective, Parent shall file the Proxy Statement in definitive form with the SEC in accordance with the rules and regulations under the Exchange Act and mail the Proxy Statement to holders of Parent Common Stock and Parent Class F Stock of record, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement and Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

          (e)   Prior to filing with the SEC or mailing to Parent's Stockholders, Parent and PubCo will make available to the Company drafts of the Proxy Statement, and the Registration Statement, both preliminary and final and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Neither Parent nor PubCo shall file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent and PubCo will advise the Company promptly after receipt of notice thereof, of (i) the time when PubCo has filed the Registration Statement, (ii) the SEC's determination whether to review the Registration Statement, (iii) in the event the preliminary Proxy Statement or the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or the Registration Statement, (v) the issuance of any stop order by the SEC with respect to the Registration Statement, (vi) any request by the SEC for amendment of the Proxy Statement or the Registration Statement, (vii) any comments from the SEC relating to the Proxy Statement or the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Parent and PubCo shall promptly respond to any SEC comments on the Proxy Statement and the Registration Statement and each shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act, and the Registration Statement declared effective by the SEC under the Securities Act, as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

          (f)    If at any time prior to the Parent Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or PubCo, as applicable, shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement or the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance and shall promptly provide all information required for Parent or PubCo, as applicable, to transmit to the holders of its capital stock an amendment or supplement to the Proxy Statement or the Registration Statement containing such information.

          (g)   Parent and PubCo shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable "blue sky" laws and any rules and regulations thereunder.

          (h)   The Company shall use its commercially reasonable efforts to promptly provide Parent and PubCo with all information concerning the Group Companies reasonably requested by Parent for inclusion in the Proxy Statement, the Registration Statement and any amendment or supplement to the Proxy Statement or the Registration Statement (if any), including, as promptly as practicable following the execution of this Agreement, the unaudited consolidated balance sheet and related unaudited statements of operations and cash flows of UHS OpCo and its Subsidiaries for the fiscal quarter of the Company and the six months ended June 30, 2018 and June 30, 2017 (including the related Management's Discussion and Analysis of Financial Condition and Results of Operations), in each case (i) prepared in accordance with GAAP applied on a consistent basis throughout such period (except (x) as may be indicated therein or in the notes thereto to the extent permitted by Regulation S-X of the SEC and (y) subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC, and (ii) fairly presenting, in all material respects, the consolidated financial position, results of operations and cash flows of UHS OpCo as at June 30, 2018 and for the respective periods indicated therein. The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent, PubCo and their counsel in connection with the drafting of the Proxy Statement and the Registration Statement and responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. The Company shall provide to Parent and PubCo the unaudited consolidated balance sheet and related unaudited statements of operations and cash flows of UHS OpCo and its Subsidiaries (including the related Management's Discussion and Analysis of Financial Condition and Results of Operations) for each fiscal quarter of the Company and the year to date period ended after June 30, 2018 and at least forty-five (45) days prior to the Closing Date, in each case within forty (40) days following the end of such fiscal quarter, in each case prepared in accordance with Regulation S-X. The Parent Parties acknowledge that no audited or unaudited financial statements of the Company shall be requested from the Company.

          (i)    Parent and PubCo shall use their reasonable best efforts to (i) cause the shares of PubCo Common Stock to be issued to the Equity Holders to be approved for listing on NASDAQ upon issuance, (ii) cause the shares of PubCo Common Stock to be issued to the holders of Parent Common Stock to be approved for listing on NASDAQ upon issuance, (iii) cause the PubCo Warrants to be approved for listing on NASDAQ, (iv) cause the shares of PubCo Common Stock to be issued upon exercise of the PubCo Warrants to be approved for listing on NASDAQ upon issuance and (v) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listings.

        Section 5.12    Parent Common Stockholder Meeting.     Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent's stockholders (the "Parent Common Stockholders Meeting"), for the purpose of voting on the Transaction Proposals, which meeting shall be called for a date not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders (subject to extension as provided in this Section 5.12). Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals; provided that the foregoing shall not in any event preclude a Change in Recommendation to the extent permitted by this Section 5.12. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the "Parent Board Recommendation") and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a "Change in Recommendation"); provided that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent's stockholders under applicable Law; provided, however, that the board of directors of Parent may not make such Change in Recommendation unless (1) the board of directors of Parent has provided prior written notice to the Company (a "Parent Recommendation Change Notice") that it is prepared to effect a Change in Recommendation at least five (5) Business Days prior to taking such action, which notice shall specify the basis for such Change in Recommendation, (2) during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, the Company may propose to Parent any revisions to this Agreement that the Company proposes to make and Parent will engage in good faith discussions with the Company regarding such proposal(s), (3) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the board of directors of the Parent determines in good faith (after consultation with outside legal counsel and/or a financial advisor) that the failure to make such a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary duties to Parent's stockholders under applicable Law. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Common Stockholders Meeting on one or more occasions (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to Parent's stockholders and for such supplement or amendment to be promptly disseminated to the Parent's stockholders prior to the Parent Common Stockholders Meeting, (b) if, as of the time for which the Parent Common Stockholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock and Parent Class F Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Common Stockholders Meeting, (c) by up to ten (10) Business Days if, as of the deadline for electing redemption by holders of Offering Shares, the number of shares being redeemed would cause the condition to Closing set forth in Section 6.1(g) not be satisfied, or (d) by up to ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

        Section 5.13    Section 16 of the Exchange Act.     Prior to the Closing, the board of directors of PubCo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of PubCo Common Stock and the PubCo Rollover Equity pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a "covered person" of PubCo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") shall be an exempt transaction for purposes of Section 16.

        Section 5.14    Nonsolicitation.

          (a)   From the date of the Original Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors', officers', employees', agents' or representatives' capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Parent Party's awareness thereof.

          (b)   From the date of the Original Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary's Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors', officers', employees', agents' or representatives' capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, "Acquisition Proposal" means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company's capital stock or other equity interests.

        Section 5.15    Termination of Agreements.     At or prior to the Effective Time, the Company shall terminate all Contracts set forth on Schedule 5.15 without continuing liability to or obligations of the Parent Parties or the Group Companies. The parties to the Management Agreement shall enter into a mutual release with respect to all claims arising under, or related to, such Management Agreement and that are available to such party and its Affiliates (and their respective securityholders, directors, officers, employees and representatives (in such capacities)) against the other party and its Affiliates

(and their respective securityholders, directors, officers, employees and representatives (in such capacities)).

        Section 5.16    Written Consent.     Not later than the second (2nd) Business Day after the date hereof, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2) of a written consent substantially in the form reasonably approved by Parent (the "Written Consent") executed and delivered by holders of Company Common Stock sufficient to deliver the Requisite Company Approval approving the adoption of this Agreement in accordance with Sections 228 and 251 of the DGCL (including the Majority Stockholders with respect to all of their shares of Company Common Stock). To the extent required by and in accordance with the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Company Stockholder who has not executed the Written Consent (a) a notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL, and (b) subject to the provisions of the Stockholder Agreements, the notice in accordance with Section 262 of the DGCL.

        Section 5.17    Elections and Other Matters.     From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party shall not, and shall cause the Company Surviving Subsidiary and the Company Subsidiaries not to, without the prior written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any Tax period ending on or before the Closing Date of the Company or any Company Subsidiary.

        Section 5.18    Approval of 280G Payments.     To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby may entitle any "disqualified individual" of the Group Companies to a "parachute payment" (as such terms are defined in Section 280G of the Code), then, prior to the Closing, the Company shall submit to the equityholders entitled to vote for approval, as provided under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto, any payments, benefits or other rights as to which any such individual has waived his or her rights that would otherwise entitle such individual to such a parachute payment, such that the payments, benefits or other rights to be received or retained by any "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1), arising in whole or in part as a result of or in connection with the contemplated transactions, not be characterized as "excess parachute payments" under Section 280G of the Code. Prior to seeking such equityholder approval, the Company will use its commercially reasonable efforts to obtain waivers from the intended recipients of such payments, benefits or other rights, which waivers shall provide that unless such payments or benefits are approved by the equityholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made. At least two (2) Business Days prior to obtaining such waivers, and prior to seeking such approval, the Company shall provide drafts of such waivers and such approval materials, including the underlying analysis, to Parent for its review and comment, in order to ensure that such approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company's equityholders was solicited in accordance with the foregoing provisions of this Section 5.18 and that either (i) the requisite number of votes was obtained (the "280G Approval"), or (ii) that the 280G Approval was not obtained and, to the extent waived by the recipient thereof, no such excess parachute payment shall be made.

        Section 5.19    Registration Rights Agreement; Director Nomination Agreements.     At the Closing: (a) PubCo and Parent Sponsor or an Affiliate thereof shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement") and

(b) Parent Sponsor or an Affiliate thereof and PubCo shall enter into a Director Nomination Agreement substantially in the form of Exhibit E (the "Parent Sponsor Director Nomination Agreement").

        Section 5.20    Debt Financing.

          (a)   From the date of the Original Agreement and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, consummate and enforce the Debt Financing on the terms and conditions described in the Debt Commitment Letter as in effect on the date of the Original Agreement. Such actions shall include using its reasonable best efforts to: (i) maintain in full force and effect (1) the Debt Commitment Letter until the initial funding of the Debt Financing and (2) thereafter, the First Lien Credit Documentation (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement) pursuant to which the Financing Sources have committed to provide the First Lien Term Facility (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement) and subject to Section 5.20(c) below, the Parent agrees that it shall not and shall not permit any of its Affiliates to terminate the commitments pursuant to the First Lien Term Facility thereunder prior to the funding thereof and the consummation of the Refinancing (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement); (ii) satisfy on a timely basis all of the conditions precedent to the Debt Financing applicable to any Parent Party and within its control that are to be satisfied by such Parent Party; (iii) negotiate, execute and deliver definitive documents ("Debt Financing Documents") that substantially reflect the terms of the Debt Commitment Letter (including, as necessary and subject to the terms of the Debt Commitment Letter, agreeing to any required changes to the commitments thereunder in accordance with any "flex" provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not impose new or additional conditions or expand on (or amend or modify in any manner adverse to the Company) the conditions to the funding of the proceeds from the Debt Financing at the Closing, reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date below the Required Financing Amount (taking into account the Available Cash) or reasonably be expected to delay, impair or prevent the Closing; and (iv) if the conditions contained in Section 6.1 and Section 6.3 of this Agreement and the conditions to the Debt Financing have been satisfied, drawing the full amount of the proceeds from the Debt Financing to the extent needed, together with Available Cash and the amount in the Trust Account, to satisfy all of the payment obligations of the Parent Parties under this Agreement at the Closing. Each Parent Party shall use reasonable best efforts to comply in all material respects with its obligations under the Debt Commitment Letter to the extent that failure to do so would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Debt Financing when required pursuant to this Agreement. No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Debt Commitment Letter or any Debt Financing Documents if such amendment, supplement or modification (i) would (A) change, expand or impose new conditions precedent to the funding of the proceeds from the Debt Financing from those set forth therein on the date of the Original Agreement or (B) change the timing of the funding of the proceeds of the Debt Financing thereunder, in each case, in a manner that would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Debt Financing when required pursuant to this Agreement, (ii) could reasonably be expected to adversely affect any Parent Party's ability to consummate the transactions contemplated by this Agreement, (iii) could reasonably be expected to prevent, impair or delay Closing, (iv) would reduce the aggregate cash amount of the proceeds of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any "flex" provisions existing on the date of the Original Agreement)) below the Required Financing Amount (taking into account the amount in the Trust Account and the Available Cash), or (v) would reasonably be expected to prevent, delay, impose additional conditions on, or impair the Existing Notes Refinancing (collectively, the "Restricted Commitment Letter Amendments"); provided, that notwithstanding the limitations set forth in this Section 5.20, a Parent Party may amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of the Original Agreement (including in replacement of a Lender) and reallocate commitments in connection therewith or assign or re-assign titles and roles to or amend parties to the Debt Commitment Letter or (2) implement any "flex" provisions set forth in the fee letter (as in effect on the date of the Original Agreement) relating to the Debt Commitment Letter as in effect on the date of the Original Agreement. For purposes of this Agreement, references to the "Debt Commitment Letter" shall include such document as permitted or required by this Section 5.20 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Subject to Section 6.1 and Section 6.3, each Parent Party acknowledges and agrees that the Debt Financing is not a condition to the occurrence of the Closing.

          (b)   The Parent Parties shall keep the Company reasonably informed on a reasonably current basis and in all reasonable detail of the status of their efforts to arrange and all material developments in respect of the Debt Financing. Without limiting the generality of the foregoing, the Parent Parties shall give the Company prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or default) by any party to the Debt Commitment Letter or any other Debt Financing Document of which any Parent Party becomes aware, (ii) if and when any Parent Party becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available to consummate the transactions contemplated by this Agreement at the Closing, including without limitation, if and when any Parent Party becomes aware of the termination of the Debt Commitment Letter (other than as such Debt Commitment Letter may be terminated by its terms upon the occurrence of the Closing Date (as defined in the Debt Commitment Letter (as in effect on the date of the Original Agreement)) and the funding of the credit facilities thereunder and/or the occurrence of the date that this Agreement may be terminated by the Company pursuant to Section 8.1(d) prior to the earlier of the Closing and the date that this Agreement may be terminated by the Company pursuant to Section 8.1(d), (iii) of the receipt of any notice or other communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any other Debt Financing Document, or (B) material dispute or disagreement between or among the Parent Parties, on the one hand, and the other parties to the Debt Commitment Letter or any other Debt Financing Document, on the other hand, that would reasonably be expected to result in a failure to receive the proceeds of the Debt Financing or delay, impair or prevent the Closing or a reduction in the amount of proceeds of the Debt Financing to be received at Closing and (iv) if at any time for any reason any Parent Parties believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter or other Debt Financing Documents. The Parent Parties shall provide the Company, upon reasonable request, with copies of all draft and final definitive documents relating to the Debt Financing, including any amendments or waivers to any of the foregoing.

          (c)   In the event that the Parent Parties determine that the Debt Financing will not be available to the Parent Parties in accordance with the terms hereof and such amount is necessary to consummate the transactions contemplated hereby at the Closing, the Parent Parties shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the "Alternative Debt Financing"), including from the same or alternative sources, in an amount not less than the Required Financing Amount but which shall not, without the prior written consent of the Company, (x) impose any new or additional condition or otherwise expand any condition to the receipt of the Debt Financing or (y) otherwise on terms and conditions that are materially less favorable to the Parent Parties from a conditionality or enforceability perspective than the terms and conditions of (1) the Debt Commitment Letter until the initial funding of the Debt Financing and (2) thereafter, the First Lien Credit Documentation (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement) until the funding of the First Lien Term Facility (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement). Notwithstanding anything contained in this Section 5.20 or anything else in this Agreement, in no event shall the reasonable best efforts of the Parent Parties be deemed or construed to require the Parent Parties to, and the Parent Parties shall not be required to, (i) pay any fees in excess of those contemplated by the Debt Commitment Letter as of the date of the Original Agreement, or (ii) agree to conditionality or economic terms of the Debt Financing that are less favorable than those contemplated by the Debt Commitment Letter or any related fee letter as of the date of the Original Agreement. In the event that Alternative Debt Financing is obtained, the Parent Parties shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Debt Financing (the "Alternative Debt Financing Commitment Letter"). If applicable, any reference in this Agreement to "Debt Financing" shall include "Alternative Debt Financing", any reference to "Debt Commitment Letter" shall include the "Alternative Debt Financing Commitment Letter" and any references to "Debt Financing Documents" shall include the definitive documentation relating to any such Alternative Debt Financing.

          (d)   From the date of the Original Agreement and ending at the earlier of (1) the Closing Date, and (2) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, use its reasonable best efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to provide to the Parent Parties, subject to Section 5.20(e) at the sole expense of the Parent Parties, such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary for debt financings of the type contemplated by the Debt Commitment Letter and/or as may be reasonably requested by the Parent Parties, including using reasonable best efforts to:

              (i)  upon reasonable notice, (A) participate in "bank meetings" of prospective lenders at times during normal business hours and locations to be mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meetings), and sessions with rating agencies to the extent Parent Parties are attempting to obtain a public corporate credit rating and public corporate family rating pursuant to the Debt Commitment Letter and (B) cause customary direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand at mutually agreed upon times and locations during the Company's normal business hours;

             (ii)  assist with the due diligence efforts of potential lenders and the preparation of customary marketing materials for the Debt Financing, including bank confidential information memoranda, lenders presentations, rating agency presentations and similar documents reasonably necessary in connection with the Debt Financing including delivering a customary authorization letter as contemplated by the Debt Commitment Letter (which shall include a representation to the Financing Sources (I) that the public side versions of such documents, if any, do not include material non-public information about the Company or Company Subsidiaries or securities and (II) as to the accuracy of the information about the Company and its Subsidiaries contained in the disclosure and marketing materials related to the Debt Financing and the Required Financial Information (as defined below));

            (iii)  furnish the Parent Parties and their financing sources (including each source of the Debt Financing) as promptly as practicable, with all financial statements, financial data, audit reports and other information regarding UHS OpCo and its Subsidiaries required pursuant to clauses 7(a) and (b) of Exhibit C to the Debt Commitment Letter and the UHS OpCo financial information and other historical Company related information necessary for Parent to prepare the pro forma financial statements referred to in clause 7(c) of Exhibit C to the Debt Commitment Letter (all such information and documents in this Section 5.20(d)(iii), together with the authorization letter in Section 5.20(d)(ii), the "Required Financial Information");

            (iv)  (A) assist in facilitating the pledge of collateral and the obtaining of guarantees and, (B) to the extent such officers and employees will be officers and/or employees of the Company following the Closing, execute and deliver, solely to the extent effective as of the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, documents and instruments related to guarantees and collateral;

             (v)  deliver a certificate (which shall only be effective as of the Closing Date) from the chief financial or other officer of the Company with respect to solvency matters as of the Closing in the form attached as Annex I to Exhibit C to the Debt Commitment Letter;

            (vi)  assist in the replacement by the Parent Parties of any letters of credit or similar instruments existing under the facilities set forth on Exhibit G;

           (vii)  to the extent requested by Parent at least ten Business Days prior to the Closing Date, furnish the Parent information with respect to the Company and Company Subsidiaries required from the Company by regulatory authorities including under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act; and

          (viii)  furnish the Parent Parties with such other customary information regarding the Company and the Company's Subsidiaries as may be reasonably requested by Parent to the extent that such information is reasonably available to the Company and is of the type and form customarily included in a bank information memorandum, provided, however, that in no event shall the Company or its Representatives otherwise be required to provide, or make any representations with respect to, projections, pro forma financial statements or pro forma adjustments or other forward-looking information related to the Debt Financing; provided, further, that the Company shall not be required to provide, or cause the Company Subsidiaries to provide, cooperation under this Section 5.20(d) that: (w) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to take any action that results in the waiver of any legal privilege, (x) unreasonably interferes with the ongoing business of the Company or any of the Company Subsidiaries, (y) requires the Company or any of the Company Subsidiaries to take any action that would reasonably be expected to conflict with or violate its Organizational Documents or any Law, or (z) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to incur any liability or obligation (incuding any indemnification obligation), execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the

  Debt Financing (other than the authorization letter referred to in clause (d)(ii)) that is effective prior to the Closing and the pre-Closing directors, managers and general partners of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, that is effective prior to the Closing. The Company hereby consents to the use of the Company's logos and marks in connection with the Debt Financing; provided, however, that such logos and/or marks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiaries. All information provided by or on behalf of the Company, any of its Affiliates or any of their respective Representatives pursuant to this Section 5.20 or otherwise shall be kept confidential in accordance with the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to its potential financing sources or rating agencies during the syndication of the Debt Financing, subject to such financing sources and ratings agencies entering into customary confidentiality undertakings with respect to such information.

          (e)   In no event shall the Company or any Company Subsidiary be required to pay any commitment or similar fee or incur any expense in connection with assisting the Parent Parties in arranging the Debt Financing that will not be reimbursed by the Parent Parties at the Closing or as a result of any information provided by the Company, any Company Subsidiary or any of their Affiliates or Representatives in connection therewith. The Parent Parties shall indemnify and hold harmless the Company, and its Equity Holders, Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, in each case, actually suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (in each case, except to the extent resulting from the Company's gross negligence, willful misconduct, or material misstatement or material omission in information required to be provided by the Company hereunder). Notwithstanding the foregoing, the Parent Parties shall not be responsible for reimbursing any such costs and expenses if such costs and expenses are incurred by the Company or Company Subsidiaries in the performance of their respective obligations pursuant to other provisions of this Agreement or are related to the Company's preparation of its regular annual and periodic financial statements. Any out-of-pocket costs incurred in good faith by the Company and the Company Subsidiaries in connection with the cooperation contemplated by this Section 5.20 shall be included in the calculation of the Reimbursed Transaction Expenses.

        Section 5.21    Redemption of Senior Notes.     The Company will cause UHS OpCo to provide notice to the Senior Notes Trustee in the manner specified in Section 3.03 of the Senior Notes Indenture at least fifteen (15) days prior to the anticipated Closing Date (or such shorter period agreed to by the Senior Notes Trustee) requesting that the Senior Notes Trustee issue an optional notice of redemption pursuant to Section 3.07(a) of the Senior Notes Indenture (the "Redemption Notice") on the Closing Date but prior to the Company Merger in accordance with this Section 5.21 to redeem all of the outstanding Senior Notes at a price of 100% of the principal amount thereof plus interest accrued to the date specified for redemption (such date, the "Redemption Date" and such price, the "Redemption Price"). The Redemption Date shall be thirty (30) days following the Closing Date or, if such thirtieth (30th) day is not a Business Day, the next succeeding Business Day thereafter. The Company shall (a) deposit the Redemption Price with the Senior Notes Trustee no later than one Business Day prior to the Redemption Date in accordance with the terms of the Senior Notes Indenture and (b) upon the Closing Date, cause UHS OpCo to deliver an irrevocable notice of borrowing in the form attached as Exhibit D to the Debt Commitment Letter with respect to the funding of the First Lien Term Facility (as defined in the Debt Commitment Letter as in effect on the date of the Original Agreement), as contemplated in the Debt Commitment Letter, specifying a funding date that is one

Business Day prior to the Redemption Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of the Original Agreement pursuant to the Debt Commitment Letter. At Parent's written request, the Company shall cause UHS OpCo to take such additional or other actions as are required under Article 11 of the Senior Notes Indenture to cause the Senior Notes to be satisfied and discharged on the Closing Date upon deposit by Parent or PubCo of an amount in cash equal to the Redemption Price with the Trustee in the manner specified in Article 11 of the Senior Notes Indenture.

        Section 5.22    UHS Reports; Form 8-K.     Without limiting the generality of Section 5.1(a), the Company shall prepare all UHS Reports required to be filed under the Exchange Act in a manner and on a time frame consistent with past practice, including a Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 reviewed by its outside public accountants to permit the filing of such Form 10-Q in a timely manner and shall, in any event, if the Closing will occur on or after November 1, 2018, shall deliver a substantially final draft of the Form 10-Q for the quarter ended September 30, 2018 to Parent and PubCo no later than the earlier of (x) the day prior to date scheduled for Closing or (y) November 7, 2018. The Company shall promptly provide Parent and PubCo with all historical information concerning the Group Companies reasonably requested by Parent for inclusion in the Form 8-K pursuant to Item 2.01(f) (the "Form 8-K"), including, without limitation, (a) unaudited financial statements of UHS OpCo for the quarter ended and six months ended June 30, 2018 and June 30, 2017, in each case prepared in accordance with Regulation S-X, as promptly as practicable and, to the extent Closing will occur on or after November 1, 2018, unaudited financial statements of UHS OpCo for the quarter ended and nine months ended September 30, 2018 and September 30, 2017, in each case prepared in accordance with Regulation S-X, as promptly as practicable and (b) any other information required to update the information provided by the Company for inclusion in the Registration Statement to the extent such information is required to be included in the Form 8-K.

        Section 5.23    Certain Arrangements.     The Group Companies will work in good faith with Parent to make any necessary modification or correction to the arrangements set forth on Schedule 5.23 prior to Closing to preserve the intended tax treatment of such arrangements, and to take any additional steps necessary to achieve the intended tax results associated with such arrangements, including but not limited to notifying any required regulators in accordance with applicable Law or its applicable guidance.

        Section 5.24    Lock-Up Period.     Pubco shall implement a trading policy after the Closing Date, which shall prohibit officers, directors or employees of the Company from transferring Parent Company Stock received in the Mergers during the period commencing on the Closing Date through the calendar date that is 180 days following the Closing Date (the "Lock-Up Period"), subject to those exceptions described in Section 4.2 of the Registration Rights Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

        Section 6.1    Conditions to Each Party's Obligations.     The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

          (a)    Injunction.    There will be no effective Order of any nature prohibiting the consummation of any of the Mergers and no Law shall have been adopted that makes consummation of any of the Mergers illegal or otherwise prohibited;

          (b)    HSR Act.    The applicable waiting periods under the HSR Act shall have expired or been terminated;

          (c)    Transaction Proposals.    The approval of the Transaction Proposals shall have been duly obtained in accordance with the DGCL, each Parent Party's Organizational Documents and the rules and regulations of NASDAQ;

          (d)   [Reserved]

          (e)    Completion of Offer.    The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement;

          (f)    Net Tangible Assets.    Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1)(g)(1) of the Exchange Act) remaining; and

          (g)    Minimum Available Cash.    The amount of Available Cash as of immediately prior to Closing shall be equal to or greater than an amount equal to the Necessary Cash.

        Section 6.2    Conditions to Obligations of the Company.     The obligations of the Company to consummate the transactions contemplated by this Agreement are, in addition to the conditions specified in Section 6.1, further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

          (a)   Representations and Warranties.

              (i)  The representations and warranties of the Parent contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.12 (Certain Fees), Section 4.16 (Board Approval; Stockholder Vote); and Section 4.18 (Affiliate Transactions) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date (other than with respect to the reference to "as of the date and time immediately prior to the execution and delivery of the Original Agreement" contained in the lead-in to Article IV), in which case such representations and warranties need only be true and correct in all material respects as of such earlier date); and

             (ii)  The other representations and warranties of the Parent Parties contained in Article IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date (other than with respect to the reference to "as of the date and time immediately prior to the execution and delivery of the Original Agreement" contained in the lead-in to Article IV), in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a)(ii) any qualifications by "material adverse effect" or "materiality" contained in such representations or warranties).

          (b)    Performance of Obligations.    Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof and shall not have breached in any material respect any of its covenants or agreements, including the deliveries pursuant to Section 7.3;

          (c)    Parent Parties Officer's Certificate.    An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the "Parent Closing Certificate") as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

          (d)   [Reserved]

        Section 6.3    Conditions to Obligations of the Parent Parties.     The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are, in addition to the conditions specified in Section 6.1, subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

          (a)   Representations and Warranties.

              (i)  The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.19 (Certain Fees) and Section 3.21 (Affiliate Transactions) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date (other than with respect to the reference to "as of the date and time immediately prior to the execution and delivery of the Original Agreement" contained in the lead-in to Article III), in which case such representations and warranties need only be true and correct in all material respects as of such earlier date); and

             (ii)  The other representations and warranties of the Company contained in Article III shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date (other than with respect to the reference to "as of the date and time immediately prior to the execution and delivery of the Original Agreement" contained in the lead-in to Article III), in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a)(ii) any qualifications by "material adverse effect" or "materiality" contained in such representations or warranties, other than those contained in clause (b) of Section 3.6 (a)).

          (b)    Performance of Obligations.    The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof and shall not have breached in any material respect any of its covenants or agreements, including the deliveries pursuant to Section 7.2;

          (c)    Company Officer's Certificate.    An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the "Company Closing Certificate") as to the Company's compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);

          (d)    Company Stockholder Approval.    The Parent Parties shall have received a copy of the Written Consent executed and delivered by holders of Company Common Stock sufficient for Requisite Company Approval including the Majority Stockholders with respect to all of their shares of Company Common Stock, which Written Consent shall remain in full force and effect;

          (e)    No Material Adverse Effect.    Since the date of the Original Agreement, there shall not have occurred a Material Adverse Effect; and

          (f)    Registration Statement.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of PubCo Common Stock to be issued in the Mergers shall have been obtained and shall be in effect and such shares of PubCo Common Stock shall be listed on NASDAQ upon issuance.

        Section 6.4    Frustration of Closing Conditions.     Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party's failure to comply with any provision of this Agreement.

 ARTICLE VII

CLOSING

        Section 7.1    Closing.     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur (i) on the first Business Day on or after January 3, 2019 on which the last of the conditions to the obligations of the Parties set forth in Article VI has been satisfied or waived (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions); provided, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing), the Closing shall occur no earlier than that date that is the earlier of (a) the first Business Day following the final day of the Marketing Period (subject to the satisfaction or waiver of all conditions set forth in Article VI as of the date determined by this Section 7.1 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of such conditions at the Closing)) and (b) a date during the Marketing Period to be specified by Parent or (ii) on such other date as the Parties may agree in writing; provided, further, that, if, pursuant to the foregoing clause (i), the Closing is scheduled to occur on or after the seventh (7th) day prior to the date on which financial statements for the immediately preceding quarter would be required to be included in the Closing Form 8-K (and the financial statements for such immediately preceding quarter were not included in the Registration Statement), in no event shall Closing occur prior to the fifth (5th) Business Day following delivery by the Company of financial statements for the most recently completed quarter and year-to-date period and the accompanying Management's Discussion & Analysis of Financial Condition and Results of Operations, in each case in the form required by Form 10 under the Securities Act. The date of the Closing shall be referred to herein as the "Closing Date". The Closing shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle, Chicago, Illinois 60654, at 10:00 a.m. Central, or at such other place or at such other time as the Parties may agree in writing.

        Section 7.2    Deliveries by the Company.     At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

          (a)   the Company Certificate of Merger executed by the Company;

          (b)   the Company Closing Certificate;

          (c)   the Escrow Agreement executed by the Stockholders' Representative;

          (d)   the Tax Receivable Agreement executed by the Stockholders' Representative;

          (e)   the Payoff Letters, in a form reasonably acceptable to Parent; and

          (f)    any other document required to be delivered by the Company at Closing pursuant to this Agreement.

        Section 7.3    Deliveries by Parent.     At the Closing, Parent will deliver or cause to be delivered to the Company the following:

          (a)   the Parent Certificate of Merger, executed by Parent;

          (b)   the Company Certificate of Merger executed by Company Merger Sub;

          (c)   the Escrow Agreement executed by PubCo and the Escrow Agent;

          (d)   the Parent Closing Certificate;

          (e)   the Registration Rights Agreement executed by PubCo and Parent Sponsor or an Affiliate thereof;

          (f)    the Parent Sponsor Director Nomination Agreement executed by Parent Sponsor or an Affiliate thereof and PubCo;

          (g)   the Tax Receivable Agreement executed by PubCo and the Company; and

          (h)   any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated at any time at or prior to the Closing:

          (a)   in writing, by mutual consent of the Parties;

          (b)   by the Parent Parties if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of the Original Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a "Terminating Company Breach"), and (ii) shall not have been cured within twenty (20) days after written notice from the Parent Parties of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the date the Agreement may be terminated pursuant to Section 8.1(d); provided, that no Parent Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided, further, that the twenty (20) day cure period for the Company to cure a Terminating Company Breach set forth in subclause (ii) above shall not apply if such Terminating Company Breach is a result of a breach of Section 7.1;

          (c)   by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of the Original Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a "Terminating Parent Breach"), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Parent Breach is received by the Parent Parties (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the date the Agreement may be terminated pursuant to Section 8.1(d); provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); provided, further, that the twenty (20) day cure period for the Parent Parties to cure a Terminating Parent Breach set forth in subclause (ii) above shall not apply if such Terminating Parent Breach is a result of a breach of Section 7.1;

          (d)   by written notice by any Party if the Closing has not occurred on or prior to December 31, 2018 (the "Outside Date"); provided, that, (i) the Company agrees that in no event shall it exercise its right to terminate this Agreement pursuant to this Section 8.1(d) prior to

  January 9, 2018, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party (the "Breaching Party") whose material breach of any of its representations, warranties, covenants or other obligations under this Agreement is the primary cause or resulted in the failure of the Closing to occur on or before the date that this Agreement may be terminated pursuant to this Section 8.1(d), provided, that for the avoidance of doubt, the termination of this Agreement pursuant to this Section 8.1(d) shall be deemed a material breach by a Party if (x) such termination is prior to the holding of the Parent Common Stockholder Meeting scheduled after the Outside Date or (y) the Debt Financing is available and all conditions in Section 6.1, Section 6.2 and/or Section 6.3, as applicable, have been satisfied or waived (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) and the terminating Party fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 7.1 (provided, further that from and after the date that this Agreement may be terminated pursuant to Section 8.1(d), the non-Breaching Party shall have 60 days to commence a legal proceeding for specific performance of this Agreement and (x) if such legal proceeding is not commenced by the end of such 60 day period or (y) there is a final and non-appealable judgment by a Governmental Entity of competent jurisdiction denying a claim for specific performance by the non-Breaching Party, the Breaching Party shall have the right to terminate this Agreement pursuant to the terms and conditions of this Section 8.1(d));

          (e)   by the Company if there has been a Change in Recommendation;

          (f)    by Parent or the Company if (x) the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof), (y) the Parent Common Stockholders Meeting is not held, or (z) any of the conditions set forth in Section 6.1(e) through Section 6.1(g) fail to be satisfied, in each case of clauses (x) through (z), prior to the date the Agreement may be terminated pursuant to Section 8.1(d);

          (g)   [Reserved];

          (h)   by the Company if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied on the date that the Closing should have been consummated pursuant to Section 7.1 (other than the conditions set forth in Section 6.1(g) and those conditions that by their nature are to be fulfilled at Closing were the Closing Date to occur on the date specified in Section 7.1 and are capable of being satisfied on such date), (ii) the Company has confirmed in an irrevocable notice to Parent that all of the conditions set forth in Section 6.2 (other than those conditions that by their nature are to be fulfilled at Closing were the Closing Date to occur on the date specified in Section 7.1 and are capable of being satisfied on such date) have been satisfied or waived and the Company stands ready, willing and able to consummate the Closing on such date and (iii) within three (3) Business Days after the Company has delivered the written notice contemplated by clause (ii) to Parent, Parent has failed to consummate the Closing;

          (i)    by Parent if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied on the date that the Closing should have been consummated pursuant to Section 7.1 (other than those conditions that by their nature are to be fulfilled at Closing were the Closing Date to occur on the date specified in Section 7.1 and are capable of being satisfied on such date), (ii) Parent has confirmed in an irrevocable notice to the Company that all of the conditions set forth in Section 6.3 (other than those conditions that by their nature are to be fulfilled at Closing were the Closing Date to occur on the date specified in Section 7.1 and are capable of being satisfied on such date) have been satisfied or waived and Parent stands ready, willing and able to consummate the Closing on such date and (iii) within three (3) Business Days after Parent has delivered the written notice contemplated by clause (ii) to the Company, the Company has failed to consummate the Closing; or

          (j)    by Parent on or after 11:59 p.m. on the second (2nd) Business Day following the date hereof, unless prior to such time, the Written Consent, executed and delivered by holders of Company Common Stock sufficient for the Requisite Company Approval (including the Majority Stockholders with respect to all of their Company Common Stock), has been delivered to Parent; or

          (k)   by Parent if the condition set forth in Section 6.3(f) fails to be satisfied prior to the date the Agreement may be terminated pursuant to Section 8.1(d).

        Section 8.2    Procedure and Effect of Termination.     In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.6 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.9 (Governing Law), Section 9.16 (No Recourse), and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party's obligations under this Agreement prior to a valid termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Fees and Expenses.

          (a)   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel; provided that if the Closing occurs, (a) the Parent Transaction Expenses shall be paid by PubCo and/or one or more of its Subsidiaries at or promptly following the Closing in accordance with Section 2.4, (b) the Company Transaction Expenses shall be paid by PubCo and/or one or more of its Subsidiaries at or promptly following the Closing in accordance with Section 2.4, and (c) the Company Equity Holders shall, solely by inclusion of the same in the calculation of Merger Consideration, be reimbursed at the Closing for any fees, costs and expenses to the extent incurred and paid by any Group Company on behalf of the Parent Parties at or prior to 11:59 p.m. Central Prevailing Time on the Reference Date (including such fees, costs and expenses relating to the HSR filings, any other anti-trust filings and the Debt Financing) (this item (c) collectively, specifically excluding the Company Transaction Expenses, the "Reimbursed Transaction Expenses").

          (b)   Notwithstanding Section 9.1(a), in the event that there is a valid termination of this Agreement for any reason other than a termination by Parent pursuant to Section 8.1(i) or in the event a material breach by the Company of any of its representations, warranties, covenants or other obligations under this Agreement is the primary cause or resulted in the failure of the Closing to occur on or before the date that this Agreement is terminated, then, Parent shall reimburse the Company for the Company's and its Affiliates' out-of-pocket fees, costs and expenses which are documented and actually incurred in connection with this Agreement and the transactions contemplated hereby prior to the date of such termination, up to a maximum amount of $1,500,000 (the "Company Expense Reimbursement").

          (c)   The Company Expense Reimbursement, if payable pursuant to Section 9.1(b), shall be paid within ten (10) Business Days after Parent receives evidence of the documented out-of-pocket fees, costs and expenses by wire transfer of immediately available funds to an account designated in writing by the Company. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that specific performance pursuant to Section 9.10 and the Company Expense Reimbursement when payable in accordance with this Agreement shall constitute the sole and exclusive remedies available to the Company or its Affiliates arising out of or relating to this Agreement. Except for claims against Parent for nonpayment of the Company Expense Reimbursement (if applicable), the Parties hereby agree that in no event shall the Company, the Stockholders' Representative, the Majority Stockholders or any of their Affiliates (i) seek to obtain any recovery or judgment against any Parent Party or its Affiliates or any of their respective officers, directors, employees or Stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that the foregoing shall not limit the right of any party to seek specific performance or other injunctive relief in lieu of termination of this Agreement, subject to the terms and conditions of this Agreement. It is expressly acknowledged and agreed that all rights and remedies against Parent pursuant to this Section 9.1 are subject to the limitations of Section 9.19.

          (d)   The Parties hereby agree that in no event shall the Parent Parties or any of their respective Affiliates (i) seek to obtain any recovery or judgment against any Group Company, any Majority Stockholder, the Stockholders' Representative or any of their respective Affiliates or any of their respective officers, directors, employees or Stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that the foregoing shall not limit the right of any party to seek specific performance or other injunctive relief in lieu of termination this Agreement, subject to the terms and conditions of this Agreement.

        Section 9.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

    If to the Parent Parties, to:

c/o Federal Street Acquisition Corp. 100 Federal Street, 35th Floor Boston, MA 02110 Attention: Shari H. Wolkon, General Counsel E-mail: swolkon@thl.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654
Attention:	Jon A. Ballis, P.C. Richard J. Campbell, P.C. Carol Anne Huff Christopher R. Elder
E-mail:	jon.ballis@kirkland.com richard.campbell@kirkland.com carolanne.huff@kirkland.com christopher.elder@kirkland.com

    If to the Company (prior to the Closing) to:

UHS Holdco, Inc. 6625 West 78th Street, Suite 36 Minneapolis, Minnesota 55439
Attention:	Thomas Leonard, Chief Executive Officer
E-mail:	tomleonard@uhs.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, New York 10153
Attention:	Harvey Eisenberg and Raymond Gietz
E-mail:	harvey.eisenberg@weil.com raymond.gietz@weil.com

    If to the Stockholders' Representative or a Majority Stockholder to:

c/o Irving Place Capital 745 Fifth Avenue, 7th Floor New York, New York 10153
Attention:	Keith Zadourian
E-mail:	kzadourian@irvingplacecapital.com

    with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Harvey Eisenberg and Raymond Gietz
E-mail:	harvey.eisenberg@weil.com raymond.gietz@weil.com

          or to such other address, e-mail or facsimile number as such Party may hereafter specify by notice to the other parties hereto.

        All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

        Section 9.3    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 9.4    Binding Effect; Assignment.     This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, that the Parent Parties shall be permitted, without the consent of any other party hereto, to make a collateral assignment to any lender (or agent thereof) providing the

Debt Financing or to make an assignment of any or all of its rights and interests hereunder to one or more of its Affiliates; provided, further, that, notwithstanding any such assignment, the Parent Parties shall remain liable and responsible for all of their respective obligations pursuant to this Agreement.

        Section 9.5    No Third Party Beneficiaries.     Except as otherwise provided in Section 5.10, Section 9.16 and Section 9.20, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything to the contrary contained herein, each of the Parties acknowledges to each of the Financing Sources, as a third party beneficiary, their direct rights against it under the Financing Source Sections, which are intended for the benefit of, and shall be enforceable by, each Financing Source, its heirs and its legal representatives.

        Section 9.6    Section Headings.     The Table of Contents and the Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.7    Consent to Jurisdiction, etc.     Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

        Section 9.8    Entire Agreement.     This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

        Section 9.9    Governing Law.     This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and enforced in accordance with, the internal substantive and procedural laws of the State of Delaware, including its statutes of limitations (without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction and regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

        Section 9.10    Specific Performance.

          (a)   The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right to enforce its rights and the other Party's obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each Party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

          (b)   Notwithstanding anything to the contrary in this Agreement (including Section 9.10(a) above), the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and PubCo to cause the Parent Parties to effect the Closing in accordance with Section 7.1, in each case, only if: (i) all conditions in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) and Parent and/or PubCo fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 7.1), (ii) the Debt Financing contemplated by the Debt Commitment Letter to be funded at Closing (if any) has been funded or will be funded at the Closing (and the Debt Financing to be funded after the Closing for the purpose of the Existing Notes Refinancing is not subject to any event of default or unsatisfied condition which would permit the Lenders not to fund all or any portion of the Debt Financing as contemplated by the Debt Commitment Letter), (iii) the condition in Section 6.1(g) has been or would be satisfied at the Closing, (iv) the Company has confirmed in an irrevocable written notice to Parent that, if specific performance is granted, the Closing will occur in accordance with this Agreement, and (v) Parent and PubCo have failed to consummate the Closing within three (3) Business Days following receipt of notice contemplated by clause (iv). For the avoidance of doubt, in no event shall the exercise of the Company's or Stockholders' right to seek specific performance pursuant to this Section 9.10, reduce, restrict or otherwise limit the Company's right to terminate this Agreement and be paid the Company Expense Reimbursement as set forth in Section 9.1(b).

        Section 9.11    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.12    Amendment; Modification.     This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. Notwithstanding anything to the contrary contained herein, none of the Financing Source Sections may be modified, waived or terminated in any manner adverse to the Lenders in any material respect without the prior written consent of the lead arranger of the Debt Financing. Company Equity Merger Sub is a party to this Agreement solely for purposes of providing consent to the amendment and restatement of the Original Agreement pursuant to this Section 9.12. Equity Merger Sub is no longer deemed a party to the transactions contemplated by this Agreement and not bound by the terms and conditions of any other provisions herein.

        Section 9.13    Administrative Expense Account.

          (a)   The Stockholders' Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Stockholders' Representative may pay any amounts due by the Equity Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Equity Holders, including fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.12 and Section 5.9 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement (collectively, "Administrative Costs").

          (b)   Amounts drawn from the Administrative Expense Account to pay Administrative Costs shall be drawn to reflect each Equity Holder's liability for such Administrative Costs in accordance with its respective Pro Rata Percentage.

          (c)   At such time, and from time to time, that the Stockholders' Representative determines in its discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Stockholders' Representative shall (or the Company shall at the request of the Stockholders' Representative and following receipt of the applicable funds) distribute, to the Equity Holders, based on such Person's Pro Rata Percentage, their applicable pro rata amounts from the Administrative Expense Account.

          (d)   The Stockholders' Representative, or the Company, if requested by the Stockholders' Representative, shall report and withhold any Taxes from amounts paid by or from the Administrative Expense Account as it determines may be required by any Law or regulation in effect at the time of any distribution.

          (e)   In the event that any amount is owed to the Stockholders' Representative, in its capacity as such, whether for expense reimbursement or indemnification, that is in excess of the Administrative Expense Amount, the Stockholders' Representative shall be entitled to be reimbursed by the Equity Holders (including by offsetting such amount against any amounts owed to the Equity Holders). Upon written notice from the Stockholders' Representative to the Equity Holders as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Equity Holder shall promptly deliver to the Stockholders' Representative full payment of his or her ratable share of the amount of such shortfall.

        Section 9.14    Stockholders' Representative.

          (a)   By adoption of this Agreement, execution of a Company Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Equity Holder hereby designates the Stockholders' Representative to execute any and all instruments or other documents on behalf of such Equity Holder, and to do any and all other acts or things on behalf of such Equity Holder, which the Stockholders' Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Ancillary Agreements on behalf of each Equity Holder; (ii) act for each Equity Holder with respect to any Merger Consideration Adjustment and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent Parties and/or the Escrow Agent relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Equity Holders individually); and (iv) take all actions necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall have authority and power to act on behalf of each Equity Holder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising hereunder or thereunder. The Equity Holders shall be bound by all actions taken and documents executed by the Stockholders' Representative in connection with this Agreement and the Ancillary Agreements, and the Parent Parties shall be entitled to rely on any action or decision of the Stockholders' Representative. Subject to costs and expenses paid pursuant to Section 9.13, the Stockholders' Representative shall receive no compensation for its services. Notices or communications to or from the Stockholders' Representative shall constitute notice to or from each Equity Holder.

          (b)   In performing the functions specified in this Agreement, the Stockholders' Representative shall not be liable to any Equity Holder for any damages, losses or liabilities whatsoever, other than actual losses that are determined by a final, non-appealable judgement of Delaware court to have been primarily caused by the willful misconduct of the Stockholders' Representative. Each Equity Holder shall severally (based on each such Equity Holder's Pro Rata Percentage), and not jointly, indemnify and hold harmless the Stockholders' Representative from and against any loss incurred on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of its duties hereunder (other than losses that are determined by a final, non-appealable judgement of Delaware court to have been primarily caused by the willful misconduct of the Stockholders' Representative). In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders' Representative hereunder (i) the Stockholders' Representative shall incur no responsibility whatsoever to any Equity Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Stockholders' Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders' Representative pursuant to such advice shall in no event subject the Stockholders' Representative to liability to any Equity Holder.

          (c)   From and after the Closing, if the Stockholders' Representative determines that the amounts in the Administrative Expense Account are insufficient to satisfy current or future

  (whether realized or potential) Administrative Costs, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Equity Holders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such Administrative Costs; provided that such amounts shall be deemed to be included in the Administrative Expense Account. The Stockholders' Representative shall not have by reason of this Agreement or otherwise a fiduciary relationship in respect of any Equity Holder.

          (d)   The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equity Holder and (ii) shall survive the consummation of the transactions contemplated hereby.

        Section 9.15    Schedules.     Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. Disclosure of any fact or item, including for the avoidance any dollar amount, in any Section of the Schedules shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any Law, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants contained in this Agreement, and do not, except as expressly set forth in the representations and warranties which they qualify, constitute representations and warranties as to the matters described therein. The Party making a disclosure in the Schedules shall not be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Schedules which otherwise is not required to be disclosed by this Agreement.

        Section 9.16    No Recourse.     Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any of the transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement including any representation or warranty made in, in connection with, or as an inducement to, this Agreement (each such above-described legal, equitable or other theories of liability, a "Recourse Theory"), may be made only against (and such representations and warranties are those solely of), and are expressly limited to, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the "Nonparty Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to any Recourse Theory under this Agreement (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each

Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.16 shall in any way limit the rights of the Company from and after the Closing Date under the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent that the Company is party thereto, and nothing in this Section 9.16 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereby agrees (i) that it will not bring or support an action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof (any of the foregoing, a "Financing Source Action"), in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) to waive, and hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Financing Source Action.

        Section 9.17    Construction.

          (a)   Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words "include", "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (iv) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms "day" and "days" mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been "made available" by any of the Group Companies or the Equity Holders shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the "Umpire" online data site hosted by Merrill at https://global.merrillcorp.com/ at least two (2) Business Days prior to the date of the Original Agreement, (vii) the terms "year" and "years" mean and refer to calendar year(s), (viii) "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (ix) references to any Person include the successors and permitted assigns of that Person, (x) any dollar threshold set further herein shall not be used as a benchmark for determination of what is "material" or a "Material Adverse Effect" or any phrase of similar import under this Agreement, (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day, (xii) any reference in this Agreement to $ shall mean U.S. dollars, (xiii) the word "or" is not exclusive, and (xiv) references to "wholly owned Subsidiaries" of a Person means any direct or indirect wholly owned Subsidiaries of such Person.

          (b)   Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent or set forth in the Schedules, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date of the Original Agreement. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

          (c)   This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties hereto and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party hereto. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        Section 9.18    Non-Survival.

          (a)   None of the representations, warranties or pre-Closing covenants of the Company or the Parent Parties in this Agreement (or in any certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parent Parties acknowledge and agree that, in the event that the Closing occurs, no party hereto may bring a claim, suit, action or proceeding against any Equity Holder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any such representations, warranties or any covenants the performance of which is substantially in the period prior to Closing. The Company and the Majority Stockholders acknowledge and agree that, in the event that the Closing occurs, no Group Company or Majority Stockholder may bring a claim, suit, action or proceeding against any Parent Party or any of their respective Affiliates, claiming, based upon or arising out of a breach of any such representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

          (b)   The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part at or after the Closing shall survive the Closing in accordance with their terms.

        Section 9.19    Trust Account Waiver.     Notwithstanding anything else in this Agreement, the Group Companies and the Equity Holders acknowledge that they have read the prospectus dated July 18, 2017 (the "Prospectus") and understand that Parent has established the Trust Account for the benefit of Parent's public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent's public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent's public stockholders in the event they elect to have their shares redeemed in accordance with Parent's Organizational Documents and/or the liquidation of Parent,

(y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies and the Equity Holders further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 24, 2019, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies and the Equity Holders, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Group Companies' right to pursue a claim against Parent pursuant to Section 9.1(b) for legal relief against assets held outside the Trust Account or pursuant to Section 9.10, for specific performance or other injunctive relief. This paragraph will survive the termination of this Agreement for any reason.

        Section 9.20    Legal Representation.     The Parties hereto hereby agree, on their own behalf and on behalf of their Affiliates, and each of their and their Affiliates' managers, directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the "Waiving Parties"), that Weil, Gotshal & Manges LLP (or any successor) may represent the Stockholders' Representative and the Majority Stockholders, their respective Affiliates, or any manager, director, member, partner, officer, employee or other Representative of such Persons in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (any such representation, the "Post-Closing Representation") notwithstanding its representation (or any continued representation) of the Company and/or any of its Affiliates, and each of Parties on behalf of itself and its Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. The Parties acknowledge that the foregoing provision applies whether or not Weil, Gotshal & Manges LLP provides legal services to the Company or any of its Affiliates after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications prior to the Effective Time between or among the Company and its Subsidiaries, Majority Stockholders, the Stockholders' Representative and its counsel, including Weil, Gotshal & Manges LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Majority Stockholders and such counsel (notwithstanding that the Company or any of its Subsidiaries participated or was provided such communications nor that the Company or any of its Subsidiaries is also a client of such counsel) and from and after the Closing neither Parent, PubCo, the Company, any Subsidiary of the Company, nor any Person purporting to act on behalf of or through Parent, PubCo, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent, PubCo and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP and the Company, its Subsidiaries, the Majority Stockholders or the Stockholders' Representative occurring prior to the Closing in connection with this Agreement, any Ancillary Agreement, any of the transactions contemplated hereby or therein or any Post-Closing Representation; provided, that, in the event of a dispute between Parent, PubCo, the Company or any of the Waiving Parties, on the one hand, and a third party other than the Majority

Stockholders, the Stockholders' Representative or their Affiliates, on the other hand, Parent, PubCo, the Company and/or the Waiving Parties may assert the attorney client privilege with respect to such communications.

        Section 9.21    Rights Cumulative.     Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or Law.

[Signatures follow on next page.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:
FEDERAL STREET ACQUISITION CORP.
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer
PUBCO:
AGILITI, INC.
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

PARENT MERGER SUB:
UMPIRE SPAC MERGER SUB, INC.
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer
COMPANY MERGER SUB:
UMPIRE CASH MERGER SUB, INC.
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer
EQUITY MERGER SUB,
UMPIRE EQUITY MERGER SUB, INC., solely for purposes of Sections 1.6 and 9.12
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:
AGILITI HOLDCO, INC.
By:	/s/ TOM LEONARD
	Name:	Tom Leonard
	Title:	Chief Executive Officer
MAJORITY STOCKHOLDERS / STOCKHOLDERS' REPRESENTATIVE:
IPC/UHS Co-Investment Partners, L.P., solely in its capacity as a Majority Stockholder
By:	/s/ KEITH ZADOURIAN
	Name:	Keith Zadourian
	Title:	Partner
IPC/UHS, L.P., solely in its capacity as a Majority Stockholder and as the Stockholders' Representative
By:	/s/ KEITH ZADOURIAN
	Name:	Keith Zadourian
	Title:	Partner

[Signature Page to Agreement and Plan of Merger]